AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 2, 2004

                                                     REGISTRATION NO. 333-109119

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 9


                                       TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         COATES MOTORCYCLE COMPANY, LTD.

          (Exact name of Small Business Issuer as specified in charter)

          Delaware                       3751                 56-2333469
-------------------------------     -----------------     -------------------
(State or other jurisdiction of     (Primary SIC No.)      (I.R.S. Employer
 incorporation or organization)                           Identification No.)

            Central Avenue, Building 3, Farmingdale, New Jersey 07727
                                  732-938-5256
          (Address and telephone number of principal executive offices and principal place of business)

                  Mr. George J. Coates, Chief Executive Officer
            Central Avenue, Building 3, Farmingdale, New Jersey 07727
                                  732-938-5256
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:

Joseph J. Tomasek, Esq.                  Lawrence B. Fisher, Esq.
75-77 North Bridge Street                Orrick, Herrington & Sutcliffe LLP
Somerville, New Jersey 08876             666 Fifth Avenue
908-429-0030                             New York, New York 10103
                                         212-506-5000
            ---------------------------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2004

                                   PROSPECTUS
                         COATES MOTORCYCLE COMPANY, LTD.
                        750,000 Units - Minimum Offering
                       2,000,000 Units - Maximum Offering
           EACH UNIT CONSISTING OF TWO SHARES OF COMMON STOCK AND ONE
            REDEEMABLE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK


      This is the initial public offering of our securities. No public trading market currently exists for our units, common stock or warrants. We are offering 750,000 minimum units and up to 2,000,000 maximum units on a best efforts basis. Each unit consists of two shares of our common stock and one warrant which we will offer for sale at the price of $10.25 per unit. All proceeds from the sale of our units will be deposited into an escrow account with HSBC Bank USA, 452 Fifth Avenue, New York, New York, until we have either sold the minimum 750,000 units or our offering has terminated. Our offering will terminate 90 days after this prospectus is effective, unless we extend the offering for an additional 90 days. If we have not sold at least the minimum 750,000 units and deposited into our escrow account investors' gross proceeds of $7,687,500 by our scheduled or extended offering termination date, all proceeds held in escrow shall be promptly returned to investors without interest. Once we have sold the minimum 750,000 units we will release all proceeds from escrow and conduct an initial closing. We will continue to hold further closings on the units sold in excess of the first 750,000 minimum units until our offering terminates. Each warrant entitles its holder to purchase one share of our common stock at the exercise price of $6.00 at any time after our common shares and warrants begin to trade separately during the five year period after the effective date of this prospectus. Our warrants will only be exercisable if we have an effective registration statement covering the common shares underlying our warrants. We can not assure investors that we will have an effective registration statement in effect at the time they seek to exercise their warrants. Starting six months after this offering becomes effective, we will be able to redeem our warrants at the price of $.25 each, by giving their holders at least 30 days' notice, if, at any time after the closing price of our common stock on the stock exchange where it is traded is no less then $10 per share for 20 consecutive trading days. We intend to apply to list our common stock and warrants for trading on a national stock exchange. Baird, Patrick and Co., Inc. of New York, New York, has agreed to act as the underwriter of our offering on a "best efforts" basis. This means that the underwriter has not committed to buy any of our units but shall use its best efforts to sell our units for us.


PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL OF THE FACTORS SET FORTH IN "RISK FACTORS" COMMENCING ON PAGE 12 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------
                                                                         SELLING            GROSS PROCEEDS TO
                                              PRICE TO PUBLIC          COMMISSIONS(1)     US BEFORE EXPENSES (2)
-----------------------------------------------------------------------------------------------------------------
Per Unit                                           $10.25                    $1.23                 $9.02
-----------------------------------------------------------------------------------------------------------------
750,000 Units Minimum Offering                 $7,687,500(3)              $922,500            $6,765,000
-----------------------------------------------------------------------------------------------------------------
Per Unit
1,250,000 Balance of Units                         $10.25                  $0.7134               $9.5366
in the Offering
-----------------------------------------------------------------------------------------------------------------
2,000,000 Units Maximum Offering              $20,500,000               $1,814,250           $18,685,750
-----------------------------------------------------------------------------------------------------------------

(1) We have agreed to pay selling commissions to Baird, Patrick & Co., Inc., our underwriter, equal to 10% for sales of our minimum 750,000 units, plus a 2% non-accountable expense allowance, and 6% for sales of the 1,250,000 balance of our units in our offering, plus a 0.96% non-accountable expense allowance.


(2)   Before deducting offering expenses estimated to be $427,310.


(3) All proceeds received in the offering will be held in escrow at HSBC Bank USA, 452 Fifth Avenue, New York, New York, until all of the minimum 750,000 units are sold, at which time we will conduct a closing and release the proceeds from escrow. In the event we have not sold the minimum 750,000 units and deposited gross proceeds of $7,687,500 into escrow before the offering terminates, we will promptly return all proceeds to investors, without interest. The offering shall terminate 90 days following the effectiveness of this prospectus unless we extend the offering for an additional 90 days. Following the closing of the sale of the minimum 750,000 units, we will continue our offering up to the maximum 2,000,000 units or until the offering terminates.

Prospectus dated        , 2004

     BAIRD, PATRICK & CO., INC.                   US EURO SECURITIES, INC.
                                              MANAGER OF EUROPEAN DISTRIBUTION

                PAGE TWO: INSIDE FRONT COVER PAGE OF PROSPECTUS:

           FULL PAGE PHOTOGRAPH OF RIDER ON COATES MOTORCYCLE COMPANY
                              PROTOTYPE MOTORCYCLE

                    PAGE THREE: FOLD-OUT PAGE OF PROSPECTUS:

                         PICTURE OF COMPANY'S NEW RENTED
                               BUILDING WITH SIGN
                         (LOCATED ON THE UPPER LEFT HAND
                          PORTION OF ENLARGED PICTURE )

--------------------------------------------------------------------------------
PICTURE OF TWO MOTORCYCLE ENGINE                    PICTURE OF COATES COMPLETED
   CYLINDER HEADS FITTED WITH                         MOTORCYCLE WITH CAPTION,
 COATES SPHERICAL ROTARY VALVES                      "1ST COMPLETED MOTORCYCLE"
          WITH CAPTION,
       "MOTOR CSRV ENGINE"

--------------------------------------------------------------------------------
     PICTURE OF FOUR COATES                         PICTURE OF COATES SPHERICAL
     SPHERICAL ROTARY VALVES                           ROTARY VALVE ENGINE IN
     ON TABLE WITH CAPTION,                            MOTORCYCLE FRAME WITH
      "VALVES CSRV ENGINE"                           CAPTION, "ENGINE IN FRAME"

                     PAGE FOUR: FOLD-OUT PAGE OF PROSPECTUS:

     FULL PAGE PHOTOGRAPH OF COATES MOTORCYCLE COMPANY PROTOTYPE MOTORCYCLE

                                TABLE OF CONTENTS
                                  HEADING PAGE

Special Suitability for California Residents                                   8
--------------------------------------------------------------------------------
Note to New Jersey Residents                                                   8
--------------------------------------------------------------------------------
Prospectus Summary                                                             9
--------------------------------------------------------------------------------
Risk Factors                                                                  12
--------------------------------------------------------------------------------
Note Regarding Forward-Looking Statements                                     17
--------------------------------------------------------------------------------
Use of Proceeds                                                               17
--------------------------------------------------------------------------------
Dividend Policy                                                               19
--------------------------------------------------------------------------------
Pro Forma Capitalization                                                      19
--------------------------------------------------------------------------------
Dilution                                                                      20
--------------------------------------------------------------------------------
Plan of Operations                                                            21
--------------------------------------------------------------------------------
Business                                                                      22
--------------------------------------------------------------------------------
Management                                                                    27
--------------------------------------------------------------------------------
Related Party Transactions                                                    30
--------------------------------------------------------------------------------
Security Ownership of Certain Beneficial Owners and Management                31
--------------------------------------------------------------------------------
Description of Securities                                                     32
--------------------------------------------------------------------------------
Shares Eligible for Future Sales                                              35
--------------------------------------------------------------------------------
Plan of Distribution                                                          36
--------------------------------------------------------------------------------
Legal Matters                                                                 37
--------------------------------------------------------------------------------
Experts                                                                       37
--------------------------------------------------------------------------------
Where you can find more information                                           38
--------------------------------------------------------------------------------
Index to Financial Statements                                                 39
--------------------------------------------------------------------------------

In this prospectus, the terms "Coates Motorcycle", "we", "us" and "our" refer to Coates Motorcycle Company, Ltd. unless otherwise specified. You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell our units, and seeking offers to buy our units, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this is delivered or when any sale of our units occurs.

                  SPECIAL SUITABILITY FOR CALIFORNIA RESIDENTS

Natural persons resident in California who wish to purchase shares of our common stock must:

o Have net worth alone or with the person's spouse, at the time of the purchase, in excess of $250,000; or

o Have had an individual income in excess of $65,000 in each of the two most recent years prior to the purchase, or joint income with the person's spouse in excess of $100,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

                          TO NEW JERSEY RESIDENTS ONLY:

The Units, each Unit consisting of two shares of common stock and one redeemable warrant of Coates Motorcycle Company, may only be offered and sold to any person who comes within any of the following categories, or who the Underwriter reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1) Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of the Employee Retirement Income Security Act of 2974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2) Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(3) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

(6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii); and

(8)   Any entity in which all of the equity owners are accredited investors.

                               PROSPECTUS SUMMARY


This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and related notes to those statements included in this prospectus. References to "we", "us", "our" or "Coates Motorcycle" means Coates Motorcycle Company, Ltd. We were incorporated under the laws of the State of Delaware in July, 1995 and we reorganized the capital structure and changed the name of our Company to Coates Motorcycle Company, Ltd. by amending our Delaware certificate of incorporation in March, 2003.


OUR BUSINESS

We are an early-stage company focused on making, manufacturing, sublicensing and franchising heavy cruiser motorcycles with engines equipped with the Coates Spherical Rotary Valve System, or CSRV System. During the first quarter of 2003, we began active operations as an independent subsidiary of Coates International, Ltd., an SEC reporting technology development company, to further commercialize our heavy motorcycles.

Traditional poppet valve combustion engines use many moving parts to operate the poppet valve system, which includes parts such as the return springs, cam shafts, cam followers, push rods, rocker arms and rocker shafts. Oil must be constantly sprayed on these moving parts in order to cool and lubricate them and thereby facilitate their mechanical movements. The moving parts require energy to operate, wasting energy and reducing the "thermal efficiency" of the engine. As a result, the poppet valve engine produces emissions, increases fuel use, reduces power output and requires mandatory periodic adjustment.

The CSRV System replaces the poppet valves, including the moving parts these valves require to operate. The lack of moving parts eliminates need for oil spray to cool and lubricate the moving parts. The CSRV System replaces the poppet valve and its many moving parts with two moving parts which do not require oil lubrication: one set of spherical rotary valves on a shaft for inlet and another set for exhaust. We believe these rotary valves consume less fuel, lower emission of pollutants and increase power output and thermal efficiency.

We hope to be a participant in the worldwide market for motorcycles which produced over $32 billion in sales for more than 100 million vehicles in calendar year 2002. The Feedonia Group Report estimates this market to grow to over $46 billion and increase to almost 130 million vehicles by 2007. We believe that our new heavy cruiser motorcycle utilizing the CSRV System in its engine will be able to compete with other similar heavy motorcycles currently available in the market.

OUR STRATEGY

Our business plan is comprised of four operational and marketing goals:

o We plan to manufacture, assemble and sell our heavy cruiser motorcycle to customers from our New Jersey facility, focusing on customers located in the Eastern United States.

o We intend to offer sublicenses for our motorcycle, including our engine design and the CSRV System adapted to this application to original equipment manufacturers.

o We intend to establish a marketing program to sell our heavy cruiser motorcycle engines, incorporating the CSRV System to the road and racing market as well as in the retrofit after-market.

o We intend to institute a marketing plan to contact select dealerships and negotiate contractual arrangements to utilize their distribution for our heavy cruiser motorcycle product.

OUR OFFICES

Our principal offices are located at Central Avenue, Building 3, Farmingdale, New Jersey 07727, (732) 938-5256.

THE OFFERING

Common stock offered by us.....................  Minimum 750,000 units
                                                 Maximum 2,000,000 units

Common stock to be outstanding after this
offering...... ................................  Up to 16,050,000 shares

Use of proceeds................................  The proceeds of this offering will be used for
                                                 obtaining office and
                                                 warehouse space;
                                                 component parts to
                                                 assemble our product; to
                                                 implement our strategic
                                                 marketing and
                                                 commercialization plan;
                                                 to recruit and hire
                                                 additional employees; and
                                                 for working capital and
                                                 general corporate
                                                 purposes.


Risk Factors................................... Investors should read and consider the information set
                                                forth in the "Risk Factors"
                                                section page 12 of this
                                                prospectus before investing in
                                                this Offering


The information above excludes 100,000 shares subject to outstanding warrants.

Unless we tell you otherwise, the information in this prospectus reflects the automatic dividend of 1,500,000 shares of our common stock by Coates International to its stockholders on a one-for-approximately 29.871 basis upon the closing of this offering.

Our principal executive offices are located at Central Avenue, Building 3, Farmingdale, New Jersey 07727. Our telephone number is (732) 938-5256.

                          SUMMARY FINANCIAL INFORMATION

                                                                PERIOD FROM
                                                      COMMENCEMENT OF BUSINESS OPERATIONS       FOR THE SIX
                                                               (MARCH 18, 2003)                 MONTHS ENDED
                                                          THROUGH DECEMBER 31, 2003            JUNE 30, 2004
                                                      -----------------------------------     ---------------
             STATEMENTS OF OPERATIONS DATA:
Revenues .........................................               $        --                $        --
Operating expenses ...............................                   350,153                    648,632
                                                                 -----------                -----------
Loss from operation ..............................                  (350,153)                  (648,632)
Interest income ..................................                       105                        108
Net income (loss) ................................                  (350,048)                  (653,089)
Basic net income (loss) per share ................                     (0.11)                     (0.10)
Shares used in calculating basic net income (loss)
     per share ...................................                 3,276,432                  6,348,055

The following table sets forth summary financial data derived from our financial statements. This data should be read in conjunction with our financial statements, related notes and other financial information included in this prospectus.

BALANCE SHEET DATA                                  AS OF             AS OF
                                              DECEMBER 31, 2003    JUNE 30, 2004
                                              -----------------    -------------
                                                    ACTUAL
Total Assets: .......................              $212,926           $168,080
Total Liabilities: ..................              $181,380           $439,575
                                                  ---------          ---------
Total Stockholders' Equity (Deficit):               $31,546          $(271,495)

                                  RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, you might lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR SHARES.

An investment in our common stock is highly speculative and may result in the loss of your entire investment. Only potential investors who are experienced investors in high risk investments and who can afford to lose their entire investment should consider an investment in us.

WE ARE AN EARLY  STAGE  COMPANY  THAT HAS A  LIMITED  OPERATING  HISTORY  AND NO
MANUFACTURING,   ASSEMBLY,   MARKETING  OR  SALES  EXPERIENCE;  IF  WE  CAN  NOT
SUCCESSFULLY OPERATE OUR BUSINESS YOU COULD LOSE YOUR ENTIRE INVESTMENT.

We were incorporated in March 1995 and commenced business operations in March of 2003. Accordingly, we have a limited operating history nor any motorcycle manufacturing, assembly, marketing or sales experience upon which investors may evaluate our business plan and prospects. You should evaluate the likelihood of financial and operational success in light of the significant uncertainties and complexities present in an early-stage company, many of which are beyond our control, including, without limitation:

o our potential inability to manufacture, distribute, market and sell our product; and

o the significant investment to achieve our commercialization, marketing and sales objectives.

Our operations have been limited to organizing and staffing our company and acquiring, securing and developing the CSRV System. These operations provide a limited basis for you to assess our ability to commercialize our product candidate and the advisability of investing in us.

WE CONTINUE TO SUFFER FINANCIAL LOSSES IN OUR BUSINESS


Since we began operations in March, 2003, we have and will continue to suffer financial losses. We have incurred substantial operating losses since our inception, which has resulted in an accumulated deficit of approximately $653,089 as of June 30, 2004. We have financed our operations primarily through loans from related parties. Our expense levels are high and our revenues are difficult to predict. We anticipate incurring additional losses until we achieve revenues either through the sale of our motorcycle product or through licensing of our technology. See, "Financial Statements" in this prospectus below.


WE MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY AND YOU MAY LOSE YOUR ENTIRE INVESTMENT.

We have never been profitable and we may not achieve profitability in the foreseeable future, if at all. Our ability to earn profits in the future will depend upon a number of factors, including, without limitation:

o start-up costs relating to the assembly, sale and marketing of our heavy cruiser motorcycle;

o     general and administrative costs relating to our operations; and

o     the ability of our heavy cruiser motorcycle to compete in the marketplace.

There is no assurance that we will be able to operate profitably in the future. Because we will ultimately need to operate profitably or sell our operations, our failure to generate profits from operations could harm our ability to continue operations in the long term.

WE INTEND TO MANUFACTURE, ASSEMBLE AND SELL ONE PRODUCT, OUR HEAVY CRUISER MOTORCYCLE; IF WE ARE NOT SUCCESSFUL WITH THIS PRODUCT, WE WILL HAVE NO OTHER PRODUCTS TO SELL AND OUR BUSINESS WOULD FAIL.

If our heavy cruiser motorcycle is not successfully commercialized, we may not reach profitability and you may lose your entire investment. We have concentrated our efforts primarily on the development of our heavy cruiser motorcycle and accessories. We will be dependent to a significant extent upon acceptance of this product to generate additional revenues. We cannot assure you that our heavy cruiser motorcycle and accessories will be successfully commercialized. We cannot assure you that our competitors will not succeed in developing or marketing technologies and products that are more commercially attractive than our heavy cruiser motorcycle. See "Plan of Operations" below.

THE COST OF OUR HEAVY CRUISER MOTORCYCLES MAY DETER SALES, WE MAY NOT REACH PROFITABILITY AND YOU MAY LOSE YOUR ENTIRE INVESTMENT.

Our heavy cruiser motorcycles retail for prices substantially in excess of retail prices for conventional motorcycles. This significant difference in pricing may deter potential purchasers from making a monetary commitment in order to purchase our motorcycles. The higher cost of the product may deter sales, we may not reach profitability and you may lose your entire investment.

WE HAVE A LIMITED MANUFACTURING HISTORY WITH OUR HEAVY CRUISER MOTORCYCLES. IN ORDER TO BE SUCCESSFUL, WE WILL NEED TO MANUFACTURE AND ASSEMBLE A LARGE NUMBER OF OUR MOTORCYCLES. IF WE CANNOT SCALE UP OUR PRODUCTION OR HIRE AND TRAIN SUFFICIENT PERSONNEL, WE WILL NOT BE ABLE TO SELL THE QUANTITY OF MOTORCYCLES NECESSARY TO SUSTAIN OUR BUSINESS AND YOU COULD LOSE YOUR INVESTMENT.

We have limited experience with the manufacture and assembly of our heavy cruiser motorcycle in the volumes that will be necessary for use to generate significant revenues from the sale of our motorcycles. We may encounter difficulties in scaling up our production or in hiring and training additional personnel to manufacture our motorcycles. Interruptions in supply or other production problems could prevent us from achieving our production schedule. See "Business" below.

WE MAY EXPERIENCE POTENTIAL RECALLS AND PRODUCT LIABILITY. IF PRODUCT LIABILITY CLAIMS EXCEED OUR INSURANCE POLICY LIMITS WE WOULD BE FORCED TO SELL SOME OR ALL OF OUR ASSETS, IN WHICH CASE YOU COULD LOSE YOUR INVESTMENT.

Any of our products may be subject to recall for unforeseen reasons. As a result, we face a risk of exposure to product liability, errors and omissions or other claims in the event that the use of our heavy cruiser motorcycles, accessories or other future potential products is alleged to have resulted in injury and there can be no assurance that we will avoid significant liability.

We do not currently maintain product liability insurance. We anticipate purchasing and obtaining product liability insurance covering our heavy cruiser motorcycles in the approximate amount of $10,000,000 with the proceeds from this offering. Our heavy cruiser motorcycles are intended to be high performance units. As a result they will be subject to stresses which may increase our product liability risks. If one or more accidents occur and we are sued, our proposed $10,000,000 product liability insurance coverage may not be sufficient to cover and pay for all such claims. In the event we were found liable for such claims and we did not have sufficient product liability insurance to cover all of these potential claims, our liability could exceed our total assets and our ability to pay the liability.

OUR HEAVY CRUISER MOTORCYCLE WILL COMPETE FOR CUSTOMERS AGAINST WELL KNOWN MOTORCYCLES IN THE MARKET. IF WE CAN NOT ATTRACT THESE CUSTOMERS TO BUY OUR MOTORCYCLE, OUR BUSINESS WOULD SUFFER AND YOU COULD LOSE YOUR INVESTMENt.

We will have to compete in the areas of price and performance with heavy cruiser motorcycle products already well-established in the marketplace. The high-performance motorcycle domestic market is intensely competitive, currently dominated by Harley Davidson. In addition, expected competition in the heavy motorcycle market will also come from such recognizable brands as Honda, Suzuki, Kawasaki and Yamaha. The U.S. motorcycle market is characterized by frequent introductions of new or enhanced motorcycles, price competition, continued emergence of new industry standards, and regulatory developments. All of our potential competitors have well-established and long operating histories, substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and an established customer base. As a result, these competitors will be able to devote much greater resources to the development, promotion, sale and support of their motorcycle products than we will be able to devote. Competitors with an established customer base will have a competitive advantage over us when selling their heavy motorcycle products to such customers. We may not be able to successfully market and sell our heavy cruiser motorcycle product and successfully compete for customers in our market. See "Competition" below.

OUR MOTORCYCLE PRODUCT MUST UNDERGO EXTENSIVE EMISSIONS AND SAFETY TESTS. IF OUR MOTORCYCLE PRODUCT FAILS TO PASS THESE TESTS WE MAY NOT BE ABLE TO DISTRIBUTE, MARKET OR SELL OUR PRODUCT.

Federal, state and local authorities have various environmental control requirements relating to air, water and noise pollution that will impact our business and operations. We will endeavor to ensure that our facilities and motorcycle products will comply with all applicable environmental regulations and standards. We can give no assurances to investors that our motorcycles will comply with any of these environmental and safety laws, rules and regulations, in which case we may not be able to distribute, market or sell our product.

Our motorcycles will be subject to certification by the U.S. Environmental Protection Agency for compliance with applicable emissions and noise standards and, if sold in California, they will be subject to the State of California Air Resources Board and its more stringent emissions standards. In addition to the United States, emission standards are becoming universally more rigorous and will require a continuing level of research and development and production costs related to motorcycle emissions and noise for the foreseeable future.

As an anticipated manufacturer of motorcycle products, we will be subject to the National Traffic and Motor Vehicle Safety Act, which is administered by the National Highway Traffic Safety Administration or NHTSA. We will have to certify to NHTSA that our motorcycle products comply fully with all applicable federal motor vehicle safety standards and related regulations.

To the extent the laws change, or if we introduce new products in the future, some or all of our products may not comply with applicable federal, state or local laws. Compliance could be burdensome, time consuming, and expensive. See, "Government Regulations" below.

IF OUR LICENSE AND SUBLICENSE RIGHTS ARE TERMINATED, OR IF THE INTELLECTUAL PROPERTY RIGHTS RELATING TO THE CSRV SYSTEM CANNOT BE PROTECTED, WE MAY NOT BE ABLE TO MANUFACTURE AND SELL OUR PRODUCT.

We rely on patent and technology licenses and sublicenses from The Coates Trust, George Coates, Gregory Coates and Coates International, Ltd. relating to the CSRV System. If such licenses and sublicenses are terminated, we may not be able to manufacture and sell our product. The patents licensed to us include both design patents and utility patents and pending applications (including provisional applications) that have not yet been issued. We cannot assure you that the intellectual property (including patents) licensed to us will not be challenged, invalidated or circumvented, or that the rights granted under such licensed patents or other intellectual property will provide competitive advantages to us.

We also rely on trade secrets and new technologies to maintain our competitive position. Although we have entered into confidentiality agreements with our employees and consultants, we cannot be certain the others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. See, "Strategic Agreements" below.

WE MAY BE EXPOSED TO LIABILITY FOR INFRINGING INTELLECTUAL PROPERTY RIGHTS OF OTHER COMPANIES THE COST OF WHICH COULD DECREASE THE VALUE OF YOUR INVESTMENT.

Our success will, in part, depend on our ability to obtain additional trademarks and patents and to operate without infringing on the proprietary rights of others. We may not be able to do this successfully, however. Although we have conducted searches and are not aware of any patents and trademarks which our products or their use might infringe, we can not be certain that infringement has not or will not occur. We could incur substantial costs in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.

WE HAVE NOT PERFORMED ANY MOTORCYCLE MARKET STUDIES

We have not performed any motorcycle market studies to determine whether our motorcycle product will be accepted in the marketplace. Investors should be aware that we can not provide any assurances that we will be able to successfully sell our motorcycle product in any marketplace.

MANAGEMENT RISK FACTORS

WE DEPEND ON GREGORY G. COATES AND GEORGE J. COATES. THE LOSS OF THEIR SERVICES MAY CAUSE US TO CURTAIL, DELAY OR CEASE OPERATIONS.

We are highly dependent upon the services of Gregory Coates, our President, and George Coates, our Chief Executive Officer. Gregory and George Coates have researched and developed the CSRV System over the course of the past 12 years. Specifically, Gregory and George Coates designed our motorcycle engine with its spherical rotary valve, engineered the molds for production and devised our assembly and production plan. It would be difficult for us to identify and retain an executive with the experience and abilities of either Gregory or George Coates. Accordingly, the loss of the availability or services of either Gregory or George Coates would deprive us of technical and business expertise and could have a material adverse effect on our business and operations.

THE COATES FAMILY HAS THE VOTING POWER TO CONTROL OUR AFFAIRS AND MAY MAKE DECISIONS THAT WILL NOT BENEFIT ALL SHAREHOLDERS EQUALLY.

George Coates and Gregory Coates collectively own approximately 83.5% of the shares of Coates International. In addition, Coates International currently owns 3,558,000 shares of our common stock. We granted Coates International these shares as consideration for an exclusive sublicense, covering the patent and technology rights over the CSRV System in North America, South America and Central America. We also issued 2,500,000 initial shares of our common stock to members of the Coates family in exchange for a non-exclusive license and an additional 5,924,000 shares of our common stock for the exclusive license, covering their patent and technology rights over the CSRV System in the rest of the world. The aggregate 11,992,000 shares owned by George Coates, Gregory Coates and their affiliates currently represent approximately 99.5% of our outstanding shares and will be reduced to approximately 77.43%, if we succeed in placing all 750,000 minimum units and Coates International distributes 1,500,000 shares of its common stock as a dividend, and to approximately 65.4%, if we succeed in selling all 2,000,000 units in our offering and Coates International completes its 1,500,000 share dividend. As long as the Coates family owns a majority of our shares, they will be able to exercise control over our matters and the election of members to our Board of Directors. In exercising their control over our business and corporate affairs, the Coates family may make decisions or take actions that would not necessarily benefit all shareholders equally. See "Security Ownership of Certain Beneficial Owners and Management" below.

GEORGE J. COATES WILL HAVE INTERESTS THAT MAY DIFFER FROM THE INTERESTS OF OUR SHAREHOLDERS.

George J. Coates, our Chief Executive Officer and a director, is currently employed by Coates International as its President and Chief Executive Officer. Mr. Coates does not have an employment contract with us. Mr. Coates, therefore, will be rendering services to us and to Coates International which represent direct conflicts of interest. Accordingly, investors should be aware that Mr. Coates, due to his current commitments to Coates International, may not be in a position to render to us the amount of time and services we will require to develop and operate a successful business. Our Board of Directors intends to negotiate a compensation agreement with Mr. Coates following the initial closing of our offering.

1994 SEC CIVIL PROCEEDING AGAINST GEORGE J. COATES.


Ten years ago, the Securities and Exchange Commission brought a civil action in the United States District Court in New York against George J. Coates and related parties for alleged violations of securities disclosure laws in connection with private placement activities occurring during the period 1991-1993. The Commission sought, among other things, an asset freeze and the appointment of a special master. In 1995, without admitting or denying the allegations against him, Mr. George Coates entered into a consent judgment which required that he transfer ownership of Coates International's Wall Township business premises to Coates International; permitted Mr. Coates to retain title to the Coates Patents as long as he reimbursed Coates International for the costs associated therewith; and Coates International's commitment to undertake a registered rescission offer to certain private placement investors. George J. Coates agreed to use up to approximately $800,000 of his own funds first to buy back Coates International stock from those investors who chose rescission, with any required further rescission funds necessary to complete the rescission offer to be paid by Coates International. The rescission offer was completed in 1997 with 32 of the 328 private placement investors electing to rescind their investment. The 32 rescinding investors received $1,270,000 of rescission funds out of approximately $6,500,000 invested by these investors. Following the conclusion of the rescission offer in 1997, the Commission continued its action against Mr. Coates, seeking a civil fine against him and, in 1998, the resolution of this issue was delayed due to the transfer of the case to a different United States District Judge. The Court issued its final order on April 5, 2001 assessing a $40,000 fine against Mr. Coates. The Court based this fine on its findings of four violations of federal securities disclosure laws in connection with the 1991-1993 private placements. Specifically, the Court found that the private placement offering documents used by Mr. Coates at the time misrepresented that (1) the CSRV system surpassed the emissions standards imposed by the EPA; (2) the offering documents omitted disclosing Harley
Davidson's discontinuance of testing the Coates prototype engines due to Harley's claims of malfunction; (3) Coates International had a substantial number of firm orders for engines equipped with the Coates System when the orders were found to be provisional, and; (4) Coates International owned the patents to the Coates System when, at the time, they were owned by Mr. Coates.


OFFERING RISK FACTORS

IF WE DO NOT MAINTAIN AN EFFECTIVE REGISTRATION STATEMENT COVERING THE WARRANTS OFFERED IN OUR UNITS, OR COMPLY WITH APPLICABLE STATE SECURITIES LAWS, YOU MAY NOT BE ABLE TO EXERCISE THEM.

In order for you to exercise the warrants, the shares of common stock underlying them must be covered by an effective registration statement and, if the issuance of shares is not exempt under state securities laws, must be properly registered with state securities regulators. At present, we plan to maintain an effective registration statement when the warrants are exercised and, to the extent that the underlying shares do not qualify for one or more exemptions under state securities laws, we intend to register the shares with the relevant authorities. However, we cannot provide absolute assurances that state exemptions will be available, the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at all relevant time(s). These factors may limit your ability to resell the warrants and lower the prices that can be obtained from reselling them.

THE WARRANTS MAY BE REDEEMED ON SHORT NOTICE.

Beginning six months from the effective date of the offering, we may redeem the warrants for $0.25 per warrant on 30 days notice at any time after the closing price for our stock, as reported on its principal trading market, has, for any twenty consecutive trading days, equaled or exceeded $10. If we give notice of redemption, you will be forced to sell or exercise your warrants or accept the redemption price. The notice of redemption could come at a time when, under your personal circumstances, it is not advisable or possible for you to exercise the warrants or a current prospectus or exemption does not exist for you to resell them.

NO TRADING MARKET EXISTS AND MAY NEVER DEVELOP FOR OUR UNITS, COMMON STOCK OR WARRANTS AND YOU MAY NOT BE ABLE TO SELL OUR SECURITIES.


Neither our units, common shares or warrants are listed for trading on any stock exchange. Although we will apply to list our common stock and warrants for trading on a national stock exchange we may not qualify for such listing.
Investors, therefore, may be unable to sell their units, shares or warrants. Even if our common stock and warrants were to qualify for such listing and begin trading, we cannot provide any assurances that a stable and liquid trading market will develop for them, or if such a trading market were to develop, whether it could be sustained. You may not be able to sell your shares quickly or at the market price if trading in our units is not active. If our securities are not listed on a national stock exchange, trading, if any, in our common stock and warrants would be conducted in the over the counter market or on the NASD'S OTC Bulletin board. Consequently, the liquidity of our securities could be impaired, not only in the number of securities that could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and news media coverage of our company, and lower prices for our securities than might otherwise be obtained.


YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


At June 30 , 2004 we had a pro forma net tangible book value (deficit) of ($271,495) OR A ($.02) per outstanding share of the then outstanding common shares. Purchasers of our units will be paying an effective purchase price of $5.00 per share of common stock and will suffer an immediate substantial dilution based upon the difference between their per share purchase price and the adjusted per share net book value of the common stock after the offering of $4.55 per share, or 91%, in the event we sell the minimum 750,000 units, or $3.88 per share, or approximately 78%, in the event we sell the maximum 2,000,000 units in our offering. Furthermore, we have the right to issue additional common shares to employees, management, directors, advisors and consultants for services rendered and for other proper corporate purposes. In the event we issue additional common shares, your percentage ownership in us will be further reduced. In addition, such further stock issuances will reduce your voting power as a shareholder. See "Dilution" below.


FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE THEREBY DECREASING THE VALUE OF YOUR INVESTMENT.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There will be an aggregate of 16,050,000 shares of common stock outstanding immediately after this offering. All of the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in Rule 144 of the Securities Act. The remaining shares of our common stock outstanding will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exceptions under the Securities Act.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay cash dividends on our common stock in the foreseeable future.

OUR STOCK COULD BE SUBJECT TO THE PENNY STOCK REGULATIONS


Our common stock may be deemed to be "penny stock" as that term is defined under the Securities Exchange Act of 1934. The Commission generally defines a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the Philadelphia Stock Exchange or NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years;
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stocks may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace. Our common stock could be considered a penny stock based upon one or more of the above identified factors following our offering.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. Forward-looking statements relate to future events or to our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "predict," "potential" or similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including factors more fully described in the "Risk Factors" section and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events or results. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

                                 USE OF PROCEEDS

We will deposit into escrow all of the proceeds from the sale of our units until we have sold the minimum 750,000 units in this offering, at which time we will release the gross proceeds of $7,687,500 from escrow and conduct an initial closing. We will promptly return all proceeds to investors without interest if we do not sell all of the minimum 750,000 units before our offering terminates. Our offering will terminate 90 days after this prospectus becomes effective unless we extend the offering for an additional 90 days. Following the sale of the minimum 750,000 units, we will continue to offer units for sale until we have sold the maximum 2,000,000 units or until the offering terminates. Members of our management will not purchase any securities in our offering, whether to assist in reaching the minimum or otherwise.


The following tables show how we estimate we will use the proceeds from our offering if we succeed in raising net proceeds of (1) the sale of all 2,000,000 units of our offering, (2) the sale of 1,500,000 units of our offering, (3) the sale of 1,000,000 units of our offering, and (4) the sale of the minimum 750,000 units of our offering. Investors should be aware that there is no assurance as to the amount to be raised in this offering. We currently anticipate that we will use the net proceeds as follows:

I. Assuming the sale of 2,000,000 units, or 100% of our offering:


                                                            AMOUNT    PERCENTAGE
--------------------------------------------------------------------------------
1.  Offering Costs                                          $427,310     2.08%
2.  Sales Commission                                       1,814,250     8.85
3.  Product Assembly and Commercialization                 6,400,000    31.22
4.  Plant, Property and Equipment                          3,700,000    18.05
5.  General and Administrative                             1,150,000     5.61
6.  Officers Compensation (1)                                300,000     1.46
7.  Employee Medical Plan                                     50,000      .24
8.  Sales and Marketing                                    1,000,000     4.88
9.  Research and Development                                 750,000     3.66
10. Repayment of Loans (2)                                   400,000     1.95
11. Working Capital, General Corporate and Insurance (3)   4,508,440    21.99
--------------------------------------------------------------------------------

II. Assuming the sale of 1,500,000 units, or 75% of our offering:

                                                            AMOUNT    PERCENTAGE
--------------------------------------------------------------------------------
1.  Offering Costs                                          $427,310     2.78%
2.  Sales Commission                                       1,457,550     9.48
3.  Product Assembly and Commercialization                 4,732,500    30.78
4.  Plant, Property and Equipment                          3,700,000    24.07
5.  General and Administrative                               900,000     5.85
6.  Officers Compensation (1)                                300,000     1.95
7.  Employee Medical Plan                                     50,000      .33
8.  Sales and Marketing                                      750,000     4.88
9.  Research and Development                                 500,000     3.25
10. Repayment of Loans (2)                                   400,000     2.60
11. Working Capital, General Corporate and Insurance (3)   2,157,640    14.03
--------------------------------------------------------------------------------

III. Assuming the sale of 1,000,000 units, or 50% of our offering:

                                                             AMOUNT   PERCENTAGE
--------------------------------------------------------------------------------
1.  Offering Costs                                          $427,310    4.17%
2.  Sales Commission                                       1,100,850   10.74
3.  Product Assembly and Commercialization                 4,175,000   40.73
4.  Plant, Property and Equipment                            800,000    7.80
5.  General and Administrative                               350,000    3.41
6.  Officers Compensation (1)                                300,000    2.93
7.  Employee Medical Plan                                     50,000     .49
8.  Sales and Marketing                                      600,000    5.85
9.  Research and Development                                 150,000    1.46
10. Repayment of Loans (2)                                   400,000    3.90
11. Working Capital, General Corporate and Insurance (3)   1,896,840   18.51
--------------------------------------------------------------------------------

IV. Assuming the sale of the minimum 750,000 units, or 37.5% of our offering:

                                                            AMOUNT    PERCENTAGE
--------------------------------------------------------------------------------
1.  Offering Costs                                         $427,310      5.56%
2.  Sales Commission                                        922,500     12.00
3.  Product Assembly and Commercialization                2,220,000     28.88
4.  Plant, Property and Equipment                         1,000,000     13.01
5.  General and Administrative                              150,000      1.95
6.  Officers Compensation (1)                               300,000      3.90
7.  Employee Medical Plan                                    50,000       .65
8.  Sales and Marketing                                     400,000       5.2
9.  Research and Development                                150,000      1.95
10. Repayment of Loans (2)                                  400,000      5.20
11. Working Capital, General Corporate and Insurance (3)  1,667,690     21.69
--------------------------------------------------------------------------------


(1) Includes employment salary of $150,000 and annual car allowance of $6,000 for Gregory Coates, our President, estimated annual salary of between $125,000 and $138,000, including an annual car allowance of $6,000 for our chief financial officer who we have yet to identify and hire.


(2) We have obtained two revolving credit notes, one in the amount of $100,000 from Coates International and another in the amount of $10,000 from a related company, Coates Precision Engineering Ltd. The outstanding principal balance on the note from Coates Precision Engineering, Ltd. at June 25, 2004 was approximately $550 and has been paid. The outstanding principal balance on the note from Coates International was approximately $266,547 as of August 25, 2004. Interest on each outstanding principal balance is accrued at the prime rate during the loan period on an annual basis. Each note is due on demand. On October 23, 2003, we borrowed $100,000 from an unrelated party pursuant to the terms of a promissory note we issued. This promissory note accrues interest at the rate of five percent and is due and payable by us on October 24, 2004. As of August 25, 2004, the outstanding principal balance and accrued interest on this note was approximately $104,218 . We have allocated $400,000 from the net proceeds to repay all of these loans at the initial closing of our offering. Any amounts not used to repay these loans will be added to our working capital funds.


(3) Included in the working capital figures above are proceeds we may use to purchase additional component parts for our product, to hire additional employees, to conduct our sales and marketing campaign, to purchase product liability and other insurance and to further operate and grow our business. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

Until we use the net proceeds of this offering for the above purposes, we intend to invest funds in short-term investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

We anticipate that the net proceeds derived from the sale of the minimum 750,000 units of this offering will be sufficient to fund our operations and capital requirements for the next 12 months. However, if our marketing plans are not successful or we are unable to acquire customers for our motorcycle product in a cost-effective manner, we may need to raise additional funds. Further, we cannot assure you that such funds will not be expended earlier due to unanticipated changes in economic conditions or other circumstances that we cannot foresee. In the event our plans change or our assumptions change or prove to be inaccurate, we could be required to seek additional financing sooner than currently anticipated. Prior to expenditure, the net proceeds will be invested in short-term interest-bearing securities, money market funds or marketable securities.

DIVIDEND POLICY

We have never declared or paid any cash dividend on any of our securities. We intend to retain future earnings, if any, to finance our business operations. We do not expect to pay any cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board may deem relevant.

PRO FORMA CAPITALIZATION


The following table sets forth our capitalization as of June 30, 2004:


o     On an actual basis;

o On a pro forma basis to reflect our sale of a minimum of 1,500,000 shares and a maximum of 4,000,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with the section captioned "Plan of Operation" of this prospectus and our financial statements and the notes to those included at the end of this prospectus.


                                                           As of JUNE 30, 2004
                                                        ACTUAL                 PRO FORMA
                                                        ------   ---------     ---------
                                                        (in thousands, except per share data)
                                                                         MINIMUM   MAXIMUM
Loans Payable .................................       100                  100        100
LINE OF CREDIT - RELATED PARTIES ..............       266                  266        266

Stockholders' equity:

Common stock, $0.001 par value, 50,000,000
shares authorized, 12,050,000 shares issued and
outstanding,  at June 30, 2004, and; 50,000,000
shares authorized, 13,550,000 minimum, and
16,050,000 maximum shares issued and
outstanding, pro forma; .......................        12                   14         16

Preferred stock,  $0.001 par value,10,000,000
shares authorized,  none issued and outstanding
actual;10,000,000 shares  authorized, none
issued and outstanding, pro forma; ............        --        --         --         --

Additional paid-in capital ....................       370                6,749     18,667

Accumulated deficit ...........................      (653)                (653)      (653)
                                                     ----       ----      ----     ------
     Total stockholders' equity (DEFICIT) .....      (271)        --      5110     18,014
                                                     ----       ----      ----     ------
       Total capitalization ...................        95                5,476     18,380
                                                     ====       ====     =====     ======

The number of shares of common stock to be outstanding after this offering is based on the pro forma number of shares outstanding as of June 30, 2004. This information excludes 100,000 shares subject to outstanding warrants.

                                    DILUTION


Our net tangible book value (deficit) as of June 30, 2004 was approximately ($271,495) , or ($0.02) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by 12,050,000 shares of common stock outstanding on a as of June 30, 2004

"Dilution" per share to new investors in this offering represents the difference between the amount per share paid by new investors for a share of our common stock and the as adjusted, net tangible book value per common share immediately following our offering. Set forth below, we have provided information to new investors, assuming the successful sale of our units at various levels. In these calculations, we have counted two shares per unit but have not included any of the warrants included in the units.* Accordingly, after giving effect to the sale of 750,000 units, 1,000,000 units, 1,500,000 units and 2,000,000 units in our offering and the use of the net proceeds derived from their sale, the as adjusted, net tangible book value of our common stock at June 30, 2004 would have been 6,066,195 or $.45 per share at the 750,000 units sale level; $8,450,345 or $.60 per share at the 1,000,000 units sale level; $13,218,645 or
$.88 per share at the 1,500,000 units sale level, and; $17,986,945 or $1.12 per share at the 2,000,000 units sale level, respectively. Although these calculations show an immediate increase in the pro forma net tangible book value per common share of $.47, $.62, $.90 and $1.14, respectively, they also disclose the immediate dilution per common share purchased by new investors of $4.55 $4.40, $4.12 and $3.88, respectively.

The following tables illustrate the per share effect of this dilution on the common shares purchased by new investors in this offering at the various unit sales levels based on a June 30, 2004 pro forma:

                                                    ASSUMING 1,500,000    ASSUMING 2,000,000
                                                       SHARES SOLD             SHARES SOLD
                                                   ------------------     ------------------
Initial public offering price .........................  $5.00                  $5.00
   Net tangible book value per share
   As of June 30, 2004 ................................ ($0.02)                ($0.02)
Increase in net tangible book value
   Per share attributable to new investors ............  $0.47                  $0.62
                                                        ------                 ------
As adjusted net tangible book value ...................  $0.45                  $0.60
                                                        ------                 ------
Dilution per share to new investors ...................  $4.55                  $4.40
                                                        ------                 ------
Dilution percentage per share to new investors ........     91%                    88%
                                                        ------                 ------

                                                   ASSUMING 3,000,000      ASSUMING 4,000,000
                                                       SHARES SOLD             SHARES SOLD
                                                   ------------------      ------------------
Initial public offering price ........................   $5.00                  $5.00
     Net tangible book value per share
     As of June 30,  2004 ............................  ($0.02)                ($0.02)
Increase in net tangible book value
   Per share attributable to new investors ...........   $0.90                  $1.14
                                                        ------                 ------
As adjusted net tangible book value ..................   $0.88                  $1.12
                                                        ------                 ------
Dilution per share to new investors ..................   $4.12                  $3.88
                                                        ------                 ------
Dilution percentage per share to new investors .......    82.4%                  77.6%
                                                        ------                 ------


* The warrants included in the units are exercisable at $6.00 per share.

                               PLAN OF OPERATIONS

BUSINESS STRATEGY

We are an early-stage company focused on making, manufacturing, sublicensing and franchising heavy cruiser motorcycles with engines equipped with the Coates Spherical Rotary Valve, or CSRV System. We were incorporated in 1995, but had no business activities or operations and none of our capital stock was issued until March 2003. During the first quarter of 2003, we began active operations as an independent subsidiary of Coates International, an SEC reporting, technology development company to further commercialize our motorcycle technology and products. Coates International, Ltd. is a Delaware company organized in 1991 by George J. Coates. During the past 15 years, Coates International has researched and developed the CSRV System.

We received an exclusive sublicense from Coates International, with the right to sublicense and franchise, to make, use, sell and otherwise dispose to others, motorcycle engines utilizing the CSRV System in the countries and their territories comprising North America, Central America and South America. In exchange for this exclusive sublicense, we issued 3,558,000 shares of our common stock to Coates International.

We received an exclusive license from the Coates Trust, George Coates and Gregory Coates, with the right to sublicense and franchise, to make, use, sell and otherwise dispose to others, motorcycle engines and motorcycles utilizing the CSRV System in the entire world outside of North America, Central America and South America. In exchange for this exclusive license, we issued 8,424,000 shares of our common stock to the licensors.


We have incurred operating losses since our inception and have generated no revenue from product sales. We incurred losses from operations of approximately $648,632 through June 30, 2004. Since we commenced operations, we have incurred an accumulated net loss attributable to our common stockholders of approximately $653,089 through June 30, 2004. Historically, we operated as a division of Coates International, which provided us with office space, industry expertise, financial support and certain administrative assistance to us. As we continue to grow our operations and segregate our operations from those of Coates International, we anticipate that these expenses will increase.

Since we began our business activities in March 2003 and through June 30, 2004, we have spent approximately $218,583 on the research and development of our product. Over the past 12 years, Coates International has devoted substantial time and financial resources to the research, development, design and construction of the CSRV System. In order to implement our operations and marketing goals, we must successfully complete the testing of our motorcycle, and then commence assembly and marketing of our motorcycle. We have completed the design and construction of two prototype motorcycles. One has been subjected to a tailpipe emissions test at an independent testing facility and achieved positive preliminary results. We plan to have our motorcycle undergo all necessary emissions tests, including fuel economy and durability tests as well as to undergo all necessary safety certifications required by the DOT during the first or second quarter of 2005 . We are required to submit our prototype heavy cruiser motorcycle to a four part 30,000 kilometer emissions durability test mandated by applicable EPA regulations. We expect to commence this test immediately after our Initial Closing and to complete this test in the first or second quarter of 2005 . There is no assurance such tests will be completed in this timeframe.

After our anticipated emissions, fuel economy and durability testing, we are targeting delivery of these motorcycle products to these customers during the third or fourth quarter of 2005 . Following the consummation of this offering, we intend to purchase components and parts for the assembly of approximately 100 motorcycles. We have plans to initially assemble and market 100 of our new heavy cruiser motorcycles within 12 months of this offering at retail prices between $25,000 to $30,000 each.


We have in the past utilized funds loaned to us by George J. Coates to finalize the design and construction of our two prototype heavy cruiser motorcycles. Through March 4, 2004, Mr. Coates had provided us with $236,594 in funding on a revolving term loan basis. On March 4, 2004, George Coates forgave these loan amounts.


We have also obtained a revolving credit note from Coates International in the amount of $100,000. Interest on the outstanding principal balance is accrued at the prime rate during the loan period on an annual basis. The note is due on demand. The outstanding principal balance at August 25, 2004 was approximately $266,547 .

We have also obtained a revolving credit note from a related company, Coates Precision Engineering Ltd., in the amount of $10,000. Interest on the outstanding principal balance is accrued at the prime rate during the loan period on an annual basis. The note is due on demand. The outstanding principal balance on this note as of June 25, 2004, was approximately $550 and has been paid. On October 23, 2003, we borrowed $100,000 from an unrelated party pursuant to the terms of a promissory note we issued. This promissory note accrues interest at the rate of five percent and is due and payable by us on October 24, 2004 and, as of August 25, 2004, the outstanding principal balance and accrued interest due was approximately $104,218 . We intend to repay all of our loans out of the proceeds of our offering. See "Use of Proceeds", above.

Upon the sale of the minimum units in this offering, we will receive net proceeds of approximately $6.0 million. We believe these proceeds will be sufficient to fund our operations for the next twelve months.

                                    BUSINESS

OVERVIEW

We are an early-stage company focused on making, manufacturing, sublicensing and franchising heavy cruiser motorcycles with engines equipped with the Coates Spherical Rotary Valve System, or CSRV System. We were incorporated in 1995, but had no business activities or operations and none of our capital stock was issued until March 2003. During the first quarter of 2003, we began active operations as an independent subsidiary of Coates International, an SEC reporting, technology development company, to further commercialize our heavy motorcycles.

We received an exclusive sublicense from Coates International with the right to sublicense and franchise, to make, use, sell and otherwise dispose to others, motorcycle engines utilizing the CSRV System in the countries and their territories comprising North America, Central America and South America. In exchange for this exclusive sublicense, we issued 3,558,000 shares of our common stock to Coates International.

We received an exclusive license from the Coates Trust, George Coates and Gregory Coates with the right to sublicense and franchise, to make, use, sell and otherwise dispose to others, motorcycle engines utilizing the CSRV System in the entire world outside of North America, Central America and South America. In exchange for this exclusive license, we issued 8,424,000 shares of our common stock to the licensors.

TRADITIONAL MOTORCYCLE ENGINE TECHNOLOGIES

Traditional poppet valve combustion engines use many moving parts to operate the poppet valve system, which includes parts such as the return springs, cam shafts, cam followers, push rods, rocker arms, rocker shafts, etc. All of these moving parts must be constantly sprayed with engine oil for cooling and lubrication purposes. All these moving parts require energy to operate, wasting energy and reducing the "thermal efficiency" of the engine. As a result, the poppet valve engine produces emissions, increased fuel use, reduced power output and these moving parts require mandatory periodic adjustment.

Traditional motorcycles utilize "poppet valves" in conventional combustion engines. The poppet valves protrude into the engine cylinder or combustion chamber. The standard poppet valve engine uses mushroom-shaped valves, which are spring loaded and are opened by the force of the lobes of a camshaft, which uses push rods or cam followers to open the valves and the valves have an up and down reciprocating motion to open and close the valves for intake and exhaust. The valve closing is activated by a spring, which returns the valve to the closed position. They protrude into the combustion chamber and open approximately 8 millimeters to allow the fuel and air mixture into the combustion chamber. After the compression and combustion strokes the exhaust valve opens and the piston expels the spent gas from the cylinder. The four cycles are repeated thousands of times per minute.

THE CSRV SYSTEM

The CSRV System replaces the poppet valves, including the moving parts these valves require to operate. The lack of moving parts eliminates need for oil spray to cool and lubricate the moving parts. The CSRV System replaces the poppet valve and its many moving parts with two moving parts which do not require oil lubrication: one set of spherical rotary valves on a shaft for inlet and another set for exhaust. We believe these rotary valves consume less fuel, lower emission of pollutants and increase power output and thermal efficiency. Heavy motorcycles or heavyweight motorcycles are those which have engine displacement of 1651 +cc. The abbreviation "cc" refers to the volume of an engine's combustion cylinders in cubic centimeters. Motorcycle engines with engine volumes in excess of 651 cubic centimeters are characterized as heavy cruiser motorcycles.

Over the past 12 years, Coates International has devoted substantial time and financial resources to the research, development, design and construction of the CSRV System. The CSRV System differs from the conventional poppet valve system currently used in almost all piston driven automotive, motorcycle and marine engines, by changing the method by which the air and fuel mixture is delivered to the engine cylinder as well as the method of expelling the exhaust gases after the mixture is ignited.

Unlike the poppet valve which protrudes into the engine cylinder, the CSRV System utilizes spherical valves which do not protrude into the cylinder but rotate in a cavity formed between a two piece cylinder head. As a result of employing fewer moving parts as compared to the poppet valve and not protruding into the engine cylinder, management believes that the CSRV System will promote less engine wear and will require less lubrication over the life of the engine. In addition, because the CSRV System does not employ parts which protrude into the engine cylinder, it is designed with larger openings into the cylinder than conventional poppet valves so that more fuel and air mixture can be inducted into and expelled from the engine cylinder in a shorter period of time using the CSRV System, leading to an ability to operate the engine faster and an ability to utilize higher compression ratios with lower combustion chamber temperatures. We believe that as a result, engines modified with the CSRV System will produce more power than similar engines utilizing the poppet valve system. The CSRV System operates on ceramic carbon bearings and seals, the seals and sealing mechanism being activated by variations in combustion chamber pressure. This results in less friction in the engine, generating greater output with less wear on the engine.

MARKET OPPORTUNITY

During each year of the period, 1998 through 2002, sales of heavy motorcycles in the United States have increased. Heavy motorcycles are those which have engine displacement of 1651+cc. The abbreviation "cc" refers to the volume of an engine's combustion cylinders in cubic centimeters. Motorcycle engines with engine volumes in excess of 651 cubic centimeters are characterized as heavy cruiser motorcycles.

We hope to be a participant in the worldwide market for motorcycles which the Freedonia Group Report estimates was over $32 billion in sales for more than 100 million vehicles in calendar year 2002. The Feedonia Group Report estimates this market to grow to over $46 billion U.S. and increase to almost 130 million vehicles by 2007. The motorcycle industry is currently undergoing a technology transition driven by a confluence of factors, the strongest of these is related to exhaust emissions regulation. It includes the phase-out of two stroke engines and significantly more stringent emission standards which we believe provides us with a vast potential market for our products and large revenue streams for licenses and royalties for our motorcycle engines with our advanced spherical rotary valve technology.

OUR PRODUCT

THE COATES HEAVY CRUISER MODEL MOTORCYCLE

We intend to initially construct a heavy cruiser motorcycle with a twin CSRV, four stroke, air cooled 1651 cc engine, equipped with disc brakes and incorporating the CSRV System. We believe that our new heavy cruiser motorcycle utilizing the CSRV System in its engine will be able to compete with other similar heavy motorcycles currently available in the market. Our heavy cruiser motorcycle, equipped with a new engine, utilizing the CSRV System, has the potential to produce high performance, fuel efficiency and durability.

We have completed the construction of three heavy cruiser motorcycles, utilizing the CSRV System. In June 2003, our first motorcycle underwent an initial tailpipe emissions test at Compliance and Research Services, Inc., a motor vehicle testing facility located in Linden, New Jersey. We anticipate that our three motorcycles will undergo further emissions and safety testing in the next 6 months in order to comply with applicable state and federal regulations.

We have purchased parts and equipment to construct another 10 motorcycles. We will assemble and then test each of these motorcycles in the next several months. Following the successful completion of applicable emissions testing and the certification of our motorcycle components meeting applicable safety regulations, we plan to sell these 10 motorcycles to customers who have already placed orders and, in some cases, placed a cash deposit with us for the purchase of our motorcycles. We currently have received 10 orders from customers to purchase our motorcycles.

OUR STRATEGY

We believe that our heavy cruiser motorcycle, equipped with the Coates Spherical Rotary Engine will successfully compete with other motorcycle products in the domestic market. We initially intend to manufacture and assemble one motorcycle product, our heavy cruiser motorcycle with a 1,651 cc engine utilizing the CSRV System. Our business plan is comprised of four operational and marketing goals:

o We plan to manufacture, assemble and sell our heavy cruiser motorcycle to customers from our New Jersey facility, focusing on customers located in the Eastern United States.

o We intend to offer sublicenses for our motorcycle, including our engine design and the CSRV System adapted to this application to original equipment manufacturers.

o We intend to establish a marketing program to sell our heavy cruiser motorcycle engines, incorporating the CSRV System to the road and racing market as well as in the retrofit after-market.

o We intend to institute a marketing plan to contact select dealerships and negotiate contractual arrangements to utilize their distribution for our heavy cruiser motorcycle product.

SALES AND MARKETING STRATEGY

We intend to market our heavy cruiser motorcycle product by direct advertising in the print media, primarily magazines and newspapers devoted to the motorcycle customer. We have not performed any marketing studies to assess the potential marketability of our heavy cruiser motorcycle product and do not intend to do so. We believe that because of its special features, including its design and utilization of the CSRV System, our heavy cruiser motorcycle will be attractive to customers nationwide; however, we can give investors no assurances that we can attract customers with our new product and its features. We expect the retail price for our heavy cruiser motorcycle to be slightly higher than other heavy motorcycles, in the price range between $25,000 to $30,000. We estimate that the costs to produce approximately 100 heavy cruiser motorcycle products, including the costs for manufacture, parts, and labor assembly, will be approximately $15,000 per motorcycle. Accordingly, we believe that we can manufacture, assemble and sell approximately 100 of our new heavy cruiser motorcycles with approximately $6.4 million of the net proceeds received from the sale of the minimum 750,000 units this offering within twelve months from funding. The basic design of the parts and engine has already been completed. The only delays we anticipate are engine refinements and the emissions and safety testing protocols.

STRATEGIC AGREEMENTS

SUBLICENSE AGREEMENT

In a sublicense agreement entered into on April 30, 2003 (as amended on March 5, 2004), we received an exclusive sublicense from Coates International, Ltd., with the right to sublicense and franchise, to make, use, sell and otherwise dispose to others motorcycle engines utilizing the CSRV System, in the countries and their territories comprising North America, Central America and South America. We also received a non-exclusive license to use CSRV valve seals solely for the manufacture of the CSRV System for incorporation into motorcycle engines throughout the same territory. Coates International holds an exclusive license from George J. Coates and his son, Gregory G. Coates, to manufacture, sell and grant sublicenses with respect to products based on the Coates patents, including those sublicensed to us in North America, Central America and South America.

The duration of the sublicense agreement is until the expiration of the last to expire patent that is licensed unless the agreement is terminated earlier pursuant to its termination provisions. Early termination by Coates International, Ltd. could occur if we commit a material breach of any provision of the sublicense agreement and the breach is not cured within thirty days, or if we enter bankruptcy, become insolvent, or any similar event occurs to us.

In exchange for the rights granted under the sublicense agreement, we issued 3,558,000 shares of our common stock to Coates International, representing more than 50% of our outstanding shares. Also, under this sublicense agreement, we are obligated to pay Coates International a royalty of $25.00 per each 1000 cc for each CSRV System motorcycle engine sold by us in the relevant territory.

We also agreed to obligate all our sublicensees to whom we sublicense the CSRV System patents and technology under this sublicense agreement to pay Coates International a royalty of $25.00 per each 1,000 cc for each motorcycle engine they manufacture.

We also agreed to utilize our best efforts to register 1,500,000 shares in this prospectus on behalf of Coates International to accommodate the distribution of these shares to the shareholders of Coates International as a stock dividend.

LICENSE AGREEMENT

In a license agreement entered into on April 30, 2003 (as amended on March 5, 2004), we received an exclusive license from the Coates Trust, George J. Coates and Gregory G. Coates, with the right to sublicense and franchise, to make, use, sell and otherwise dispose to others motorcycle engines utilizing the CSRV System, in all the countries of the world except those in North America, Central America and South America. We also received a non-exclusive license to use CSRV valve seals solely for the manufacture of the CSRV System for incorporation into motorcycle engines throughout the same territory.

The duration of the license agreement is until the expiration of the last to expire patent that is licensed unless the agreement is terminated earlier pursuant to its termination provisions. Early termination by the licensors could occur if we commit a material breach of any provision of the sublicense agreement and the breach is not cured within thirty days, or if we enter bankruptcy, become insolvent, or any similar event occurs to us.

In exchange for this exclusive license,  we issued to George J. Coates,  Gregory
G. Coates and the Coates Family Trust an aggregate of 8,424,000 shares of our common stock.

Also, under this license agreement, we are obligated to pay the licensors a royalty of $25.00 per each 1000 cc for each CSRV System motorcycle engine sold by us in the relevant territory.

We also agreed to obligate all our sublicensees to whom we sublicense the CSRV System patents and technology under this license agreement to pay the licensors a royalty of $25.00 per each 1,000 cc for each motorcycle engine they manufacture.

COMPETITION

The Motorcycle Industry Council estimates the United States market for heavy motorcycles during 2002 was dominated by Harley-Davidson (approximately 48%), Honda (approximately 20%), Suzuki (approximately 10%) with Kawasaki, Yamaha and others controlling the rest of this marketplace.

All of our potential competitors have well-established and long operating histories, substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and an established customer base. As a result, these competitors will be able to devote much greater resources to the development, promotion, sale and support of their motorcycle products than we will be able to devote. Competitors with an established customer base will have a competitive advantage over us when selling their heavy motorcycle products to such customers.

INTELLECTUAL PROPERTY

Our sublicense and license provide us with the right to utilize all existing patents and future enhancements, whether patentable or not, covering the CSRV System until the expiration of the last to expire patent unless the sublicense and/or license are terminated earlier according to their terms.

Our goal is to have our licensors and sublicensors obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies. It is also our goal to preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to have our licensors and sublicensors obtain, where appropriate, the broadest intellectual property protection possible for our product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the United States and elsewhere in the world.

We currently have licenses or sublicenses to 12 U.S. patents and a number of foreign counterpart patents and patent applications. We have licensed these U.S. patents and their foreign counterparts from Coates International with respect to North America, South America and Central America and from the Coates Trust, George Coates and Gregory Coates with respect to the rest of the world.

The term of a patent is typically 20 years from filing date, subject to any statutory extension. If any application contains a specific reference to an earlier filed application or applications, the term of the patent is 20 years from the date on which the earliest application was filed, subject to any statutory extension. In the United States for applications filed prior to June 8, 1995, the term of a patent is the longer of 17 years from the date of grant of the patent and 20 years from the earliest effective U.S. filing date of the application. Because the time from filing to issuance of engineering patent applications often takes several years, patent protection, if any, on patented engineering technologies, such as our products, may be substantially less than the 20 year or 17 years periods referenced above.

We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how that is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all employees, consultants, advisors and certain other contractors to enter into confidentiality agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. Additionally, these confidentiality agreements require that our employees, consultants and advisors do not bring to us, or use without proper authorization, any third party's proprietary technology.

GOVERNMENT REGULATIONS

Our motorcycle engine utilizing the CSRV System will be subject to extensive environmental laws, rules and regulations that impose standards for emissions and safety. In order for our heavy cruiser motorcycle product to be sold in the United States, it must meet certain emissions regulations promulgated by the United States Environmental Protection Agency, or EPA. In addition, certain parts of our motorcycle, designated as the safety components such as brake hoses, the brake system, tires and lights, must be individually certified as in compliance with applicable Federal Motor Vehicle Safety Standards and Regulations to the United States National Highway Transportation and Safety Administration, or DOT.

The EPA is charged with overseeing compliance with applicable emissions standards. We must submit an application to the EPA certifying that our motorcycle engine is in compliance with applicable emissions standards. The independent firm of Compliance and Research Services, Inc. of Linden, New Jersey will test our motorcycle to establish that its emissions are in compliance with the applicable emission threshold standards for the year of production as well as during the "useful life" of the motorcycle. As per federal regulations, the useful life of motorcycles having an engine of 280 cc's or larger is 30,000 kilometers.

Immediately after the Initial Closing of our offering, Compliance and Research Services will begin its testing protocol of our prototype heavy cruiser motorcycle which will subject it to four durability tests run over 30,000 kilometers. We expect Compliance and Research Services to complete these emission tests on our motorcycle during the first or second quarter of 2005 . Assuming our motorcycle engine meets these applicable EPA emission standards, Compliance and Research Services will submit our application for us to the EPA in the third or fourth quarter of 2005 for certification that we are in compliance with these emission standards. The EPA will review our application for certification, make comments, ask questions and upon full review, either approve or deny our application for certification. Based upon our initial zero mile test, described above, we believe that emissions from our motorcycle engine will comply with these EPA standards, however, we cannot assure investors that such clearance will be obtained. With the exception of the State of California, the motor vehicle emissions standards of the remaining 49 states conform to the EPA emission standards. Following successful testing and compliance with EPA emission standards, we intend to test our motorcycle engine under the applicable emission standards, rules and regulations of the State of California. The State of California, in addition to its more strict emission standards, will subject our motorcycle to additional evaporative emission standards and durability requirements.


Initial testing of one of our prototype motorcycle engines in June, 2003 by the independent testing facility, Compliance and Research Services, Inc. of Linden, New Jersey, provided favorable preliminary results well below current government emissions limits. We believe that the CSRV System in our motorcycle engine will significantly lower our motorcycle's harmful emissions in comparison to heavy cruiser motorcycles using the conventional poppet valve combustion system. Although our preliminary tailpipe emission tests were successful, we cannot provide investors with assurances that testing results will establish that our CSRV System motorcycle engine does in fact, produce significantly lower harmful emissions than traditional motorcycle engines. As described above, our motorcycle engine must undergo further testing under other U.S. Environmental
Protection Agency and California Air Resources Board regulations covering emission standards.

Although we are confident that based upon the preliminary tailpipe tests performed on our heavy cruiser motorcycle prototype, we can give no assurances to investors that our prototype heavy cruiser motorcycle will successfully pass the four durability tests run over 30,000 kilometers that will be conducted by Compliance and Research Services. In the event that our prototype heavy cruiser motorcycle was to fail one or more of these four durability tests, we would have to further research and develop our motorcycle engine. This additional research and any further improvements or modifications required in order to equip our motorcycle engine to pass these emission tests will significantly delay our assembly, marketing and sales plans for an indeterminable amount of time. Any such protracted delays resulting from the failure of our prototype heavy cruiser motorcycle to successfully pass one or more of the four EPA durability emissions tests will have a material adverse effect on our business and financial condition since we would not be able to market and sell our heavy cruiser motorcycle until we received EPA emissions certification.

The DOT is responsible for overseeing the safety of motor vehicles, including motorcycles. We must certify to the DOT that all of our motorcycle's safety components comply with applicable federal safety standards. Since all of the components of our motorcycle are currently available on the open market, they have been previously certified by the DOT.

We estimate that the cost and expense to complete the required emissions testing and both the EPA and DOT certifications will be approximately $50,000.

EMPLOYEES

Gregory G. Coates, our President, and George J. Coates, our Chief Executive Officer, are contributing their services to us without compensation until the completion of the sale of the minimum 750,000 units of our offering. George J. Coates, the President and controlling shareholder of our affiliate, Coates International, will also serve as our Chief Executive Officer and as a director and will assist Gregory G. Coates in the design and construction of our heavy cruiser motorcycles. Following the consummation of this offering, Gregory G. Coates will devote all of his time to our operations and he will start receiving a salary and other benefits, pursuant to the terms of his employment agreement with us. Mr. George J. Coates will serve as our Chief Executive Officer and following the initial closing of our offering, our Board of Directors will negotiate a compensation agreement with Mr. Coates.

FACILITIES

We have commenced renting a premises consisting of an approximate 35,000 square foot building for our business at Central Avenue, Building 3, Farmingdale, New Jersey. The building contains approximately 35,000 square feet. There is approximately 5,000 square feet of office space and approximately 30,000 square feet dedicated to inventory and assembly operations. We moved into this premises on November 1, 2003 and we are renting it on a month-to-month basis from Coates International, in addition to the monthly rent of $8,444, we are responsible to pay the taxes, utilities and insurance costs associated with our use of this facility.

LEGAL PROCEEDINGS

The Company is not a party to any pending legal proceeding.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.


At August 6, 2004, our executive officers and directors were:


             Name                 Age                    Position
-------------------------     -----------        -------------------------------
Gregory G. Coates                  33            President and Director

George J. Coates                   63            Chief Executive
                                                 Officer and Director

Shirley Naidel(1)                  68            Controller

John P. Fager                      49            Director

Robert G. McLean(1)                57            Director

Jeffrey L. England(1)              45            Director

Richard W. Evans                   72            Director

(1)   Member of Audit Committee


Gregory G. Coates. Mr. Gregory G. Coates has served as our President and a member of our Board of Directors since May 1, 2003. Mr. Coates is responsible for the design and construction of our heavy cruiser motorcycle. He has also organized our business plan and will supervise our operations. Mr. Coates has been a non-executive officer and employee of Coates International since its inception over ten years ago, in October, 1991. During this period, Mr. Coates has worked as a research and planning executive for Coates International, devoting his time to the design, construction and testing of the various combustion engines utilizing the CSRV System. Mr. Coates is an associate member of the Engineering Society for Advancing Mobility Land, Sea, Air & Space International. Gregory Coates is the son of George J. Coates, our Chief Executive Officer.

George J. Coates. Mr. George J. Coates has served as our Chief Executive Officer and as a member of our Board of Directors since May 1, 2003. Mr. Coates will serve as our officer and director without compensation until the consummation of this offering. Following the consummation of this offering, Mr. Coates has agreed to devote as much time as necessary to the development of our operations and will be paid an hourly rate for his services. Mr. Coates currently serves, and, since October, 1991 has served and been employed as the President and Chief Executive Officer of Coates International. George Coates is the father of Gregory Coates, our President.

Ten years ago, the SEC commenced a proceeding against Mr. Coates and Coates International in the United States District Court, Southern District of New York which, in August, 2001, was settled and dismissed. The SEC brought a civil action against Coates International, Mr. Coates and related parties for alleged violations of federal securities laws in connection with certain private placements that occurred in the early 1990's. The principal settlement provisions of this final consent judgment required Mr. Coates to transfer ownership of Coates International's Wall Township business premises to Coates International; permitted Mr. Coates to retain title to the Coates patents as long as he reimbursed Coates International for the costs associated therewith; and Coates International's commitment to undertake a registered rescission offer to certain private placement investors. George J. Coates agreed to use up to approximately $800,000 of his own funds first to buy back Coates International stock from those investors who chose rescission, with any required further rescission funds necessary to complete the rescission offer to be paid by Coates International. The rescission offer was completed in 1997 with 32 of the 328 private placement investors electing to rescind their investment. The 32 rescinding investors received $1,270,000 of rescission funds out of approximately $6,500,000 invested by these investors. In concluding this proceeding, Mr. Coates was assessed a fine of $40,000 by the Court based upon its findings of four violations of federal securities disclosure laws in connection with the private placements. Specifically, the Court found that the private placement offering documents used by Mr. Coates at the time misrepresented that (1) the CSRV System surpassed the emissions standards imposed by the EPA; (2) the offering documents omitted disclosing Harley
Davidson's discontinuance of testing the Coates prototype engines due to Harley's claims of malfunction; (3) Coates International had a substantial number of firm orders for engines equipped with the Coates System when the orders were found to be provisional, and; (4) Coates International owned the patents to the Coates System when, at the time, they were owned by Mr. Coates.

Shirley Naidel. Ms. Naidel has agreed to serve as our interim Controller until we have identified and employed a full-time Chief Financial Officer and commenced her service with us on March 5, 2004. Ms. Naidel currently is the part-time Controller for Coates International and has been employed in that capacity since June, 1996. We will hire a permanent Chief Financial Officer following the successful sale of the minimum shares in this offering.

John P. Fager. Mr. Fager has served as a member of our Board of Directors since May 1, 2003. Mr. Fager owns and operates a custom motorcycle business, Iron Works Motorcycles, Inc., in Toms River, New Jersey, where he has customized and serviced heavy motorcycles, primarily Harley Davidson models, for the past ten years. Mr. Fager has been the sole proprietor of this company during the past five years, supervising all of its operations.

Robert G. McLean. Mr. McLean has served as a member of our Board of Directors since September 19, 2003. Mr. McLean's professional experience includes various senior positions with George S. May, an international management consulting firm, Merrill Lynch and Stephens, Inc., a private financial services firm. Since August, 2000, Mr. McLean has been exclusively engaged in managing his personal holdings, which include his role as a principal and officer of McLean, England & Associates, LLC which owns an exclusive technology license from our affiliate Coates International, Ltd., for motor vehicles over 8,000 lbs. in North America. From January, 1991 to August, 2000, he was engaged as the principal of his management consulting firm, McLean & Associates. Mr. McLean received his Business Degree from Arkansas State University in 1969.

Jeffrey L. England. Mr. England has served as a member of our Board of Directors since September 19, 2003. Since August, 1997, Mr. England has exclusively been engaged in managing his own private investment firm, England Investments, Ltd. Active in oil and gas exploration and development, his firm is currently participating in gas exploration in the Arkoma Basin in Northern Arkansas. Prior to the commencement of his own firm, Mr. England held senior positions with Merrill Lynch, EF Hutton and Paine Webber, advising institutional clients. Mr. England is a principal and officer of McLean, England & Associates, LLC which has the exclusive technology license from Coates International for motor vehicles over 8,000 lbs. in North America. Mr. England received his business degree from the University of Arkansas in 1980.

Richard W. Evans. Dr. Evans was recently appointed as a Director in March 2004. Dr. Evans, who holds an ED.D degree from Rutgers University and retired from his administrative position as Supervisor in the Highland Park, New Jersey school system in June, 1996. Mr. Evans also serves as a director of Coates International.

Our Board of Directors has determined that we have at least one Audit Committee Financial Expert as defined by Section 407 of the Sarbanes-Oxley Act of 2002 serving on our audit committee. The directors have determined that Jeffrey England is independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act. The directors have also determined that Robert McLean, Richard Evans and John Fager are independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act.

DIRECTOR AND OFFICER COMPENSATION

Except for the issuance of 2,000 shares of our stock to Messrs. McLean and England for services rendered as members of our Board of Directors and 2,000 shares of our stock to Mr. Fager for services rendered in connection with product design and development prior to serving on our Board of Directors, none of our officers or directors have been compensated for their services to us.

EMPLOYMENT AGREEMENTS

We have entered into an employment agreement with our President, Gregory G. Coates. Under the terms of our agreement with Gregory Coates, we will appoint him as our President, pay him a base salary of $150,000 per year and provide him with medical plan coverage, an automobile allowance and participation in our employee benefit plans as we may adopt them from time to time. We may terminate the employment agreement on his death, for a disability that prevents him from attending to his duties for a 1 year period or if he commits a material breach of his contract. However, if we terminate the agreement for any reason other than for conviction of a crime based upon fraud or misconduct resulting in incarceration for 1 year or more, we would be obligated to pay him all of his base salary and benefits for a two year period. The agreement contains standard confidentiality and non-compete provisions, requiring Gregory Coates to devote his full-time to his duties under the agreement. We will begin to pay Gregory Coates under the terms of this agreement following the initial closing of our offering, at which time our Board of Directors will also negotiate a compensation agreement with George Coates for his future services. Gregory and George Coates have agreed not to accept compensation for the services they have rendered to us prior to our initial closing.

2004 STOCK INCENTIVE PLAN

On March 5, 2004, our directors and shareholders adopted our 2004 Stock Incentive Plan. Pursuant to the terms of the plan, we can issue stock grants, stock options, stock appreciation rights and any combination of these rights to employees, officers, directors or consultants. We have 450,000 common shares reserved for issuance under this plan. The plan permits us to grant stock awards, which may be deferred, both incentive and nonqualified stock options as well as stock appreciation rights, either alone or in tandem with another award. The plan will be administered by a compensation committee, to be appointed by the board of directors, or in the absence of this committee, by our board of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

o     any  breach  of  their  duty  of  loyalty  to  the   corporation   or  its
      stockholders;

o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

o     unlawful   payments  of  dividends  or  unlawful   stock   repurchases  or
      redemptions; or

o any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we must indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify our other officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification. Prior to the consummation of the offering, we will obtain an insurance policy covering directors and officers for claims they may otherwise be required to pay or for which we are required to indemnify them.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

In May 2003, we commenced a private offering of our common shares to fund our business plan, offering up to 2,000,000 shares at the offering price of $10 per share, on a best efforts, minimum 500,000 shares/maximum 2,000,000 shares basis. We would have obtained investment funds from this private offering only if we successfully sold the minimum 500,000 shares and received gross proceeds in the minimum amount of $5,000,000. Because our motorcycle engine passed initial tailpipe emission tests applicable in 49 states and because we started receiving orders for our motorcycle, we decided to abandon our private offering and register our shares in this initial public offering. Based upon this decision, we terminated all of our private offering activities and efforts on July 31, 2003, and did not accept any offers to buy our shares. As a result, this prospectus and the information it contains supercedes all of the selling material used in our private offering.

We have in the past utilized funds loaned to us by George J. Coates to finalize the design and construction of our two prototype heavy cruiser motorcycles. Through March 4, 2004, Mr. Coates had provided us with $236,594 in funding on a revolving term loan basis. On March 4, 2004, George Coates forgave these loan amounts.

On April 30, 2003, we received an exclusive sublicense from Coates International to make, use and sell motorcycles utilizing the CSRV System in the countries and their territories comprising North America, Central America and South America. In exchange for this exclusive sublicense, we issued 2,558,000 shares of our common stock to Coates International which at that time represented more than 50% of our equity shares. In addition, the terms of this exclusive sublicense included an anti-dilution right, providing Coates International with the right to continue to own in excess of 50% of our common stock at all times during the term of the sublicense. This anti-dilution right guaranteed that Coates International would be our majority and controlling shareholder throughout the sublicense period. On March 5, 2004, we amended our sublicense with Coates International, terminating the anti-dilution right we gave it in the sublicense and issued to it an additional 1,000,000 shares of our common stock. We amended our sublicense to remove the anti-dilution right so as to make the ownership of our shares more attractive to potential investors in this offering.

On April 30, 2003, we also entered into a non-exclusive license agreement with the Coates Trust, George J. Coates and Gregory G. Coates to use and sell (not make or manufacture) motorcycles employing the CSRV System in all the countries of the world except in North America, Central America and South America. In exchange for this non-exclusive license, we issued to George J. Coates, Gregory
G. Coates and the Coates Family Trust an aggregate of 2,500,000 shares of our common stock, representing an approximate initial 49% ownership position in our Company at that time. On March 5, 2004, we amended our license, converting it from a non-exclusive to an exclusive license and obtaining the additional rights to make, manufacture, sublicense and franchise motorcycle engines and motorcycles utilizing the CSRV System, issuing an additional 5,924,000 shares of our common stock to the Coates family licensors as consideration for these additional license rights.


We also entered into a revolving credit note with Coates International in the amount of $100,000. Interest on the outstanding principal balance is accrued at the prime rate during the loan period on an annual basis. The note is due on demand. The outstanding principal balance on this note at August 25, 2004, was approximately $266,547 .


We also entered into a revolving credit note with a related company, Coates Precision Engineering Ltd., in the amount of $10,000. Interest on the outstanding principal balance is accrued at the prime rate during the loan period on an annual basis. The note is due on demand. The outstanding principal balance on this note at June 25, 2004, was approximately $550 and has been paid.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth information we know with respect to the beneficial ownership of our common stock as of August 25, 2004, for each person or group of affiliated persons, whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our directors and executive officers, individually and as a group. Beneficial ownership is determined in accordance with the rules of the SEC based upon 12,050,000 shares of common stock outstanding.

                                                                                 PERCENTAGE OF SHARES
                                                                    -----------------------------------------------
                                                                                               AFTER OFFERING,
                                                                                            ASSUMING ALL 2,000,000
                                                                                            UNITS ARE SOLD AND ALL
                                                                                              2,000,000 WARRANTS
                                            AMOUNT AND NATURE OF                          INCLUDED IN THE UNITS ARE
NAME AND ADDRESS(1) OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP      BEFORE OFFERING             EXERCISED (2)
----------------------------------------    --------------------      ---------------     -------------------------
Coates International, Ltd.                          3,558,000              29.53%                19.71%

Gregory G. Coates
President, Director                                 2,424,000              20.12                 13.43%

George J. Coates
CEO, Director                                       9,565,500 (3)          79.38                 52.99%

Shirley Naidel                                             --               *                         *
Controller

Richard W. Evans                                           --               *                         *
Director

Robert G. McLean                                        2,000               *                         *
Director

Jeffrey L. England                                      2,000               *                         *
Director

John P. Fager                                           2,000               *                         *
Director

The Coates Trust (4)                                3,000,000              24.90%                 16.62%

Executive Officers and Directors as a              11,995,500              99.55%                 66.46%
group (7 persons)


(1) All addresses are c/o Coates Motorcycle Company, Ltd., Central Avenue, Building 3, Farmingdale, N.J. 07727.

(2) Does not reflect the distribution of 1,500,000 of our shares owned by Coates International to its shareholders as a stock dividend, scheduled to occur at our initial closing.

(3) Includes 3,000,000 shares owned by the Coates Trust and 3,558,000 shares owned by Coates International over each of which George Coates maintains control.

(4) The principal office and address of the Coates Trust is: The Coates Trust, Katherina Court, 101 East Hill Place, Market Street North, Nassau, The Bahamas. George J. Coates has voting control over the assets he has contributed to the trust, including the 3,000,000 shares we issued to the trust and the patent and technology rights to the CSRV System; George J. Coates, Bernadette Coates, his spouse, and Gregory G. Coates are beneficiaries of the trust.

                           DESCRIPTION OF SECURITIES

We are currently authorized by our Certificate of Incorporation to issue an aggregate 60,000,000 shares of capital stock including 50,000,000 shares of common stock, $.001 par value and 10,000,000 shares of "blank check" preferred stock, $.001 par value. At the date hereof, we have 12,050,000 shares of our common stock outstanding and no shares of our preferred stock.

OUR UNITS

Each of our units consists of two shares of common stock and one warrant to purchase one share of our common stock. The shares and the warrants included in the units will not trade separately until six months following the effective date of this prospectus, or the separation date. At the initial closing of our 750,000 minimum units, and at subsequent closings until our offering terminates, we will deliver only unit certificates to the investors. (An investor can request physical delivery of the certificate and can immediately request that the unit certificate can be exchanged for stock and unit certificates. If the investor does so before the separation date, the day our stock and warrants will begin trading separately, trades based on the stock and warrant certificates will not clear until trading in those securities commences.

COMMON STOCK

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. In the event of our dissolution or liquidation, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities and, if applicable, as well as all required prior payments with respect to any outstanding shares of our preferred stock. The holders of our common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional unissued or treasury shares.

OUR WARRANTS

Each unit of our offering includes one warrant or unit warrant. The warrants we will issue in this offering as part of our units may be exercised at any time beginning on the separation date and ending 60 months thereafter. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share. This exercise price will be adjusted upon the occurrence of certain events, described below. A warrantholder will not be deemed a shareholder of our underlying common stock until the warrant is exercised.

Redemption of Warrants. We will have the right to redeem the warrants for the price of $.25 per warrant at any time beginning six months following the separation date on 30 days' written notice, provided that our common shares have closed on the stock exchange where they are trading at the price of no less than $10.00 per share for 20 consecutive trading days. We will send a written notice of redemption by first class mail to holders of the warrants at their last known addresses appearing on the registration records maintained by the transfer agent. In the event we call the warrants for redemption, the warrantholders will then have to decide whether to sell their warrants, exercise them or hold them for redemption. We will not be able to redeem any of the warrants unless the underlying common shares are covered by an effective registration statement, and this registration statement must be effective and in place for at least 30 calendar days after we mail our written notice of redemption to warrantholders. If the registration statement is effective when we mail our notice of redemption but ceases to be effective for the required 30 day notice period, the notice period will be automatically extended for that many days the registration statement ceases to be effective, unless waived in writing by the warrantholder.

Exercise of Warrants. Warrantholders may exercise their warrants only if the common shares underlying their warrants are covered by an effective registration statement and provided that the common shares issuable upon their exercise are qualified for sale under the securities laws of the state in which the warrantholder resides. To exercise a warrant, a warrantholder must deliver to our transfer agent the warrant certificate on or before the warrant expiration date or the redemption date, as the case may be, with the form on the reverse side of the warrant certificate fully executed and completed as instructed on the certificate, accompanied by payment of the full exercise price for the number of warrants being exercised. We will not issue any fractional shares of common stock upon exercise of the warrants.

Adjustments to the Warrant Exercise Price. The exercise price of the warrants will be adjusted if we declare any stock dividends to our stockholders or if we effect a stock split or share combination in connection with our common stock. If we effect a stock split or stock combination involving our common stock, the warrant exercise price in effect immediately prior to the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment to the warrant exercise price will also result in an adjustment to the number of our common shares underlying a unit warrant or, if we elect, an adjustment of the number of warrants outstanding.

In order for investors to exercise our warrants, the shares of common stock underlying our warrants must be covered by an effective registration statement and, in addition, if the issuance of our common shares underlying the warrants is not exempt under applicable state securities laws, we will be required to utilize our best efforts to register such shares with applicable state securities commissions. We intend to have a registration statement current when the warrants are exercised and, to the extent that the underlying shares do not qualify for one or more exemptions under state securities laws, we intend to register the shares with the applicable state securities commissions. Investors should be aware, however, that we cannot provide absolute assurances that state exemptions will be available to us, that the state securities commissions will permit us to register the underlying common shares, or that we will have an effective registration statement in place at time warrantholders intend to exercise their warrants. These uncertainties surrounding registration of the shares underlying our warrants may have an adverse effect on the market demand for our warrants and the prices available in the public market that a warrantholder can obtain upon their resale.

PREFERRED STOCK

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of us before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in the office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. There are no shares of preferred stock currently outstanding, and we have no present intention to issue any shares of preferred stock.

ANTITAKEOVER EFFECTS

Provisions of Delaware law, our certificate of incorporation, our bylaws and contracts to which we are a party, could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage types of transactions that may involve an actual or threatened change of control of Coates Motorcycle. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Coates Motorcycle.

Delaware anti-takeover statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

o Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

o Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

o On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an "interested stockholder" being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

In addition, provisions of our certificate of incorporation and bylaws may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Authorized but unissued shares. Our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit. plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender officer, merger or other transaction.

Indemnification. Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors' and executive officers' liability insurance. In addition, our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Delaware law.

TRANSFER AGENT

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company and its address is 6201 15th Avenue, Brooklyn, New York 11219.


A NATIONAL STOCK EXCHANGE

We intend to apply to have our common stock and warrants approved for trading and quotation on a national stock exchange under the trading symbol ["___"] .

                        SHARES ELIGIBLE FOR FUTURE SALES

In addition to the 3,558,000 common shares we issued to Coates International for the sublicense it granted to us, we issued 2,424,000 shares to Gregory G. Coates, 2,000,000 shares to George J. Coates and 3,000,000 shares to the Coates Trust in exchange for the license granted to us. We also issued 10,000 common shares to George J. Coates for his capital contribution of $100,000. In
November, 2003, we issued 2,000 shares to two of our directors and two other individuals for services rendered to us and, as required pursuant to Coates International's then effective anti-dilution right, a corresponding 8,000 shares to Coates International. We also issued 50,000 shares and 100,000 common stock purchase warrants to our consultant, Chapman, Spira & Carson, LLC, for services rendered to us. Upon the successful consummation of our offering and sale of all 2,000,000 units, and assuming further the exercise of all 2,000,000 warrants included in the units, we will have an aggregate 18,050,000 shares of our common stock outstanding. Of the 18,050,000 shares outstanding after the offering, 6,000,000 will be freely tradable without restriction under the Securities Act. Our affiliates, comprised of our officers, directors and affiliates such as Coates International and the Coates Trust, will own 11,992,000 of these common shares. All of these 11,992,000 common shares owned by our affiliates will be eligible for sale under Rule 144 described below, one year after their issuance in regulated broker's transactions subject to, among other requirements, a sales volume limitation and provided that we are current in filing all of our reports with the Securities and Exchange Commission. As part of our agreement with our underwriter, all of our officers, directors and affiliated persons have agreed not to sell any of their Company shares during the 180 days subsequent to the final closing relating to the offering, which offering will terminate 90 days after the date this prospectus is declared effective, unless extended for an additional 90 days.

RULE 144

Under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of common stock for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell a number of the shares within any three-month period equal to the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock on the any market during a four calendar week period.

Immediately after the offering, 1% of our outstanding shares of common stock, assuming the exercise of all 2,000,000 warrants included in our units, would equal approximately 189,500 shares. Under Rule 144, restricted shares are subject to manner of sale and notice requirements and requirements as to the availability of current public information concerning us.

RULE 144(K)

Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at lest two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell such shares without regard to the volume or other limitations of Rule 144 just described.

RULE 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our directors, officers, employees, consultants or advisors who purchased shares from us before the date of this prospectus in connection with a compensatory stock plan or other written compensatory agreement plan or other written compensatory agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with restrictions, including the holding period, contained in Rule 144.

STOCK PLANS

On March 5, 2004, we adopted our 2004 Stock Incentive Plan, reserving 450,000 shares of our common stock for issuance to our employees, officers, directors, consultants and advisors. We have not issued any stock awards or stock options under our plan to date.

                              PLAN OF DISTRIBUTION


No public trading market currently exists for our units, common stock or warrants. We intend to apply to list our units, common stock and warrants for trading on a national stock exchange. Baird, Patrick and Co., Inc. of New York, New York, has agreed to act as the Underwriter of our offering on a "best efforts" basis. This means that the Underwriter has not committed to buy any of our units but shall use its best efforts to sell our units for us.

We have agreed to pay our underwriter a 10% sales commission on the units sold in the minimum offering, plus a 2% non-accountable expense allowance, and a 6% sales commission, plus a .96% non-accountable expense allowance on the units sold thereafter based upon the amount of the gross proceeds received from the sale of our units.


Our underwriter will utilize its best efforts to sell the minimum 750,000 units and deposit into escrow gross proceeds of $7,687,500 before our offering terminates. Each subscriber's check will be made payable to the escrow agent and the underwriter will deposit these proceeds, by noon of the next business day following receipt, into an escrow account at HSBC Bank USA, 452 Fifth Avenue, New York, New York. Our offering will terminate 90 days following the effectiveness of this prospectus, unless we extend it for an additional 90 days. If we have not sold the 750,000 minimum units in this offering and deposited into our escrow account investors' gross proceeds of $7,687,500 by our scheduled or extended offering termination date, all proceeds held in escrow shall be promptly returned to investors without interest. Once we have sold the minimum 750,000 units we will release all proceeds from escrow and have an initial closing. We will continue to hold further closings on units sold up to the 2,000,000 maximum units offered until our offering terminates.

Our units in this offering contain two common shares and one warrant. Each warrant entitles its holder to purchase one share of our common stock at the exercise price of $6.00 at any time after our common shares and warrants begin to trade separately during the five year period after the effective date of this prospectus. Our warrants will only be exercisable if we have an effective registration statement covering the common shares underlying our warrants. We can not assure investors that we will have an effective registration statement in effect at the time they seek to exercise their warrants. Starting six months after this offering becomes effective we will be able to redeem our warrants at the price of $.25 each, by giving their holders at least 30 days' notice at any time after the closing price of our common stock for 20 consecutive trading days on the stock exchange where it is traded is no less then $10 per share.

THE STOCK DIVIDEND

We have agreed to register 1,500,000 shares of our common stock in this prospectus on behalf of Coates International. We are registering these shares so that they can be distributed by Coates International to its shareholders as a stock dividend. Pursuant to the terms of the stock dividend, holders of record will receive one share of our common stock for each 29.871 shares of Coates International owned by them. Accordingly, Coates International stockholders as of the closing of the minimum will receive one of our common shares for each
29.871 shares of Coates International common stock they own simultaneously with the consummation of this offering. No stock dividend will be issued on fractional shares. The 1,500,000 dividend shares, being registered in this prospectus, will be distributed to the Coates International stockholders on condition that they are registered under the Securities Act and we successfully sell the minimum 750,000 units in this offering. Upon the successful closing of the sale of the minimum 750,000 units, the certificates representing the 1,500,000 dividend shares, issued in the names of the eligible Coates International stockholders will bear a restrictive legend, designating these shares as restricted and non-transferable until one year after the effective date of this prospectus and then only except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. In the event that we are not successful in selling all 750,000 minimum units pursuant to the terms of our offering, the stock dividend will be automatically canceled. The members of the Coates family have waived their rights to participate in this stock dividend.

Penny Stock Regulations. Our common stock may be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

o     With a price of less than $5.00 per share;

o     That are not traded on a "recognized" national exchange;

o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share; or

o In issuers with net tangible assets less than $2.0 million (if in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This may cause our stock price to decline.

                                  LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Joseph J. Tomasek, Esq., Somerville, New Jersey. Other legal matters in connection with this offering will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                     EXPERTS

Rosenberg Rich Baker Berman & Company, independent auditors, have audited our consolidated financial statements at December 31, 2003 and for the year ending December 31, 2003, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Rosenberg Rich Baker Berman & Company's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, pursuant to the Securities Act of 1933, as amended covering the units offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For more information about the units and us, you should read the registration statement and related exhibits, annexes and schedules. The statements contained in this prospectus as to the contents of any contract or other document identified as exhibits in this prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the registration statement, each statement being qualified in any and all respects by such reference. You may inspect and copy the registration statement and related exhibits, annexes and schedules at the Commission's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information about the operation of the Public Reference Room of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants, like we will be after this offering, that file electronically with the Commission. The address of the Web site is: http://www.sec.gov.

                         COATES MOTORCYCLE COMPANY, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                        INDEX TO THE FINANCIAL STATEMENTS

                         COATES MOTORCYCLE COMPANY, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                        INDEX TO THE FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 2003

                                                                            PAGE

Independent Auditors' Report.................................................F-1

Financial Statements

     Balance Sheet...........................................................F-2

     Statement of Operations.................................................F-3

     Statement of Cash Flows.................................................F-4

     Statement of Stockholders' Equity.......................................F-5

Notes to the Financial Statements.....................................F-6 - F-10

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF COATES MOTORCYCLE COMPANY, LTD.

We have audited the accompanying balance sheet of Coates Motorcycle Company, Ltd. as of December 31, 2003 and the related statements of operations, cash flows and stockholders' equity for the period beginning March 18, 2003 (date of inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coates Motorcycle Company, Ltd. as of December 31, 2003, and the results of their operations and cash flows for the period beginning March 18, 2003 (date of inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

                                   /s/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
February 28, 2004

                         COATES MOTORCYCLE COMPANY, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

     Assets                                                               December 31,    June 30,
                                                                             2003           2004
                                                                           ---------      ---------
                                                                                         (Unaudited)
                                                                                          ---------
Current Assets
 Cash                                                                      $  12,259      $  27,133
 Related party receivable                                                    100,000             --
 Prepaid expense                                                              15,000         15,000
                                                                           ---------      ---------
   Total Current Assets                                                      127,259         42,133

Property and Equipment, net of accumulated depreciation of $0 and $360        38,186         43,466
Deferred Offering Costs                                                       47,481         82,481
                                                                           ---------      ---------

   Total Assets                                                              212,926        168,080
                                                                           =========      =========

   Liabilities and Stockholders' Equity

Current Liabilities
 Accounts payable and accrued expenses                                        62,280         70,557
 Lines of credit - related parties                                            14,600        264,518
 Loan payable                                                                100,000        100,000
                                                                           ---------      ---------

   Total Current Liabilities                                                 176,880        435,075

Customer deposits                                                              4,500          4,500
                                                                           ---------      ---------

   Total Liabilities                                                         181,380        439,575
                                                                           ---------      ---------

Stockholders' Equity (Deficit)
Common stock, $.001 par value, 50,000,000 shares authorized,
   5,126,000 and 12,050,000 issued and outstanding                             5,126         12,050

Preferred stock, 10,000,000 shares authorized, 0 shares issued and
   outstanding                                                                    --             --

 Additional paid-in capital                                                  376,468        369,544
 Deficit accumulated during the development stage                           (350,048)      (653,089)
                                                                           ---------      ---------
   Total Stockholders' Equity (Deficit)                                       31,546       (271,495)
                                                                           ---------      ---------
   Total Liabilities and Stockholders' Equity (Deficit)                    $ 212,926      $ 168,080
                                                                           =========      =========

See notes to the financial statements.

                         COATES MOTORCYCLE COMPANY, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                   March 18,           Six
                                                 2003 (Date of       Months
                                                 Inception) to        Ended
                                                  December 31,      June 30,
                                                      2003            2004
                                                  -----------      -----------
                                                                   (Unaudited)
                                                                   -----------

Revenue                                           $        --      $        --
                                                  -----------      -----------

Operating Expenses

Research and development costs                        149,291           67,630
Legal and professional fees                            79,711          136,177
Marketing and advertising                              62,936           21,406
Depreciation expense                                     -                 720
Stock based compensation                               18,000               --
General and administrative costs                       40,215           72,545
                                                  -----------      -----------

   Total Operating Expenses                           350,153          298,478
                                                  -----------      -----------

Loss from operations                                 (350,153)        (298,478)

Interest income                                           105                2
Interest expense                                           --           (4,565)
                                                  -----------      -----------

Net Loss Before Benefit From Income Taxes            (350,048)        (303,041)

Benefit from income taxes                                  --               --
                                                  -----------      -----------

Net Loss                                          $  (350,048)     $  (303,041)
                                                  ===========      ===========

Loss per share                                    $     (0.11)     $     (0.03)
                                                  ===========      ===========

Weighted Average Number of Shares Outstanding       3,276,432        9,601,735
                                                  ===========      ===========

See notes to the financial statements.

                         COATES MOTORCYCLE COMPANY, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                        March 18,           Six
                                                                      2003 (Date of        Months
                                                                      Inception) to        Ended
                                                                       December 31,      June 30,
                                                                           2003             2004
                                                                       -----------     -----------
                                                                                       (Unaudited)
                                                                                       -----------
Cash Flows from Operating Activities

Net Loss                                                                 $(350,048)     $(303,041)

Adjustments to Reconcile Net Loss to Net Cash Used by
  Operating Activities

   Stock based compensation                                                 33,000             --
   In kind contribution of majority shareholder                             12,000             --
Depreciation                                                                    --            720
(Increase) in Assets
  Prepaid expense                                                          (15,000)            --
  Deferred offering costs                                                  (47,481)       (35,000)
  Related party receivable                                                (100,000)            --
Increase in Liabilities
  Accounts payable and accrued expenses                                     62,280          9,417
  Customer deposits                                                          4,500             --
                                                                         ---------      ---------
     Net Cash Used by Operating Activities                                (400,749)      (327,904)
                                                                         ---------      ---------
Cash Flows from Investing Activities

  Purchases of property and equipment                                      (38,186)        (6,000)
                                                                         ---------      ---------
     Net Cash Used in Investing Activities                                 (38,186)        (6,000)
                                                                         ---------      ---------
Cash Flows from Financing Activities
Proceeds from loans                                                        100,000             --
Proceeds from related party loans                                           14,600        348,777
Officers' forgiveness of loan                                              236,594             --
Proceeds from issuance of common stock                                     100,000             --
                                                                         ---------      ---------
     Net Cash Provided by Financing Activities                             451,194        348,777
                                                                         ---------      ---------
Net Increase (Decrease) in Cash and Equivalents                             12,259         14,873
Cash and Equivalents at Beginning of Period                                     --         12,260
                                                                         ---------      ---------
Cash and Equivalents at End of Period                                    $  12,259      $  27,133
                                                                         =========      =========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

 In connection with director and contractor fees, 8,000 common shares were issued and an equal amount pursuant to Coates
   International's anti-dilution right                                   $   8,000      $      --
                                                                         =========      =========
 In connection with a consulting agreement, 50,000 common
  shares were issued                                                     $  25,000      $      --
                                                                         =========      =========
 In kind contribution of majority shareholder                            $  12,000      $      --
                                                                         =========      =========

See notes to the financial statements.

                         COATES MOTORCYCLE COMPANY, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                     Retained
                                                                                                     Deficit
                                                                                                   Accumulated         Total
                                                            Common Stock           Additional       During the     Stockholders'
                                                     -------------------------      Paid-in-       Development        Equity
                                                       Shares          Amount       Capital           Stage          (Deficit)
                                                     ----------     ----------     ----------      -----------     ------------
Balance March 18, 2003                                       --     $       --     $       --      $       --      $       --

Issuance of Common Shares                                10,000             10         99,990              --         100,000

Shares issued to Coates International, Ltd.  in       2,550,000          2,550         (2,550)             --              --
 exchange for exclusive sub-license

Shares issued to George J. Coates,                    2,500,000          2,500         (2,500)             --              --
 Gregory G. Coates and the Coates
 Trust in exchange for a non-exclusive
 license

Shares issued for services pursuant to anti-
 dilution right                                          66,000             66         32,934              --          33,000

In kind contribution of majority shareholder                 --             --         12,000              --          12,000

Officers' forgiveness of loan                                --             --        236,594              --         236,594

Net Loss                                                     --             --             --        (350,048)       (350,048)
                                                     ----------     ----------     ----------      ----------      ----------

Balance December 31, 2003                             5,126,000     $    5,126     $  376,468      $ (350,048)     $   31,546
                                                     ----------     ----------     ----------      ----------      ----------

Shares issued to Coates International, Ltd. in
 exchange for amendment to exclusive sub-license      1,000,000          1,000         (1,000)             --              --

Shares issued to George J. Coates, Gregory G
 Coates and the Coates Trust in exchange for
 amendment to non-exclusive license                   5,924,000          5,924         (5,924)             --              --

Net Loss (Unaudited)                                         --             --             --        (303,041)       (303,041)
                                                     ----------     ----------     ----------      ----------      ----------
Balance June 30, 2004                                12,050,000     $   12,050     $  369,544      $ (653,089)     $ (271,495)
                                                     ==========     ==========     ==========      ==========      ==========

See notes to the financial statements.

                         COATES MOTORCYCLE COMPANY, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ORGANIZATION

Coates Motorcycle Company, Ltd. (The Company) was incorporated in the State of Delaware on July 21, 1995 under the name of Coates Technologies, Inc. On March 18, 2003 (date of inception) the Company amended it articles of incorporation to increase its number of authorized common shares and change its name to Coates Motorcycle Company, Ltd. Prior to March 18, 2003, the Company had never issued any shares of its common stock and did not have any financial transactions. The Company, located in New Jersey, is in the process of designing and manufacturing an initial line of "heavyweight" cruiser motorcycles. On April 30, 2003, the Company entered into a Sublicense Agreement with Coates International, Ltd., pursuant to which it issued a majority of its equity interests to Coates International, Ltd. which became its parent corporation. Subsequent to December 31, 2003, and pursuant to a series of transactions as described in our "Subsequent Events" footnote, below, the Company ceased to be a subsidiary of Coates International, Ltd.

BASIS OF PRESENTATION


The accompanying unaudited June 30, 2004 financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to item 310 of Regulation S-B. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30 , 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.


DEVELOPMENT STAGE OPERATIONS

The Company continues to devote substantially all of its efforts in the development of its "heavyweight" cruiser motorcycles.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NET LOSS PER SHARE

Loss per share, in accordance with the provisions of Financial Accounting Standards Board No. 128, "Earnings Per Share", is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. There were no common stock equivalents outstanding during the period.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are charged to operations as incurred.

REVENUE RECOGNITION

The Company has not recognized any revenue from the sale of motorcycles. The Company's policy is to recognize revenue when the products are shipped and title passes to the buyer.

                         COATES MOTORCYCLE COMPANY, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS

SECURITIES ISSUED FOR SERVICES

The Company accounts for stock issued for services under the intrinsic value method. For stock issued for services, the fair market value of the services rendered is used. The Company has adopted Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation". The statement generally suggests, but does not require, stock-based compensation transactions to be accounted for based on the fair value of the services rendered or the fair value of the equity instruments issued, whichever is more reliably measurable. There is no readily ascertainable value for the equity instruments issued in exchange for services. Securities issued for services consisted of 8,000 common shares issued to two directors and two employees of the Company and 50,000 common shares (along with certain warrants to purchase 100,000 common shares at a price of $6 per common share) to a consultant of the Company.

In addition, 8,000 shares were issued to the Company's then parent, pursuant to its anti-dilution rights contained in the Sublicense Agreement dated April 30, 2003.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

All such common shares so issued have been valued at $.50 per share, such amount representing the fair market value of services provided and to be provided pursuant to the consultant's agreement with the Company.

INCOME TAXES

In accordance with the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes", deferred taxes are recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company incurred net operating losses for financial reporting and tax reporting purposes. Accordingly, the benefit from income taxes has been offset by a valuation allowance against the related deferred tax asset.

CONCENTRATIONS OF CREDIT RISK

The Company maintains cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000. Balances in these accounts may, at times, exceed the federally insured limits.

PROPERTY AND EQUIPMENT

Property and equipment at cost, less accumulated depreciation and amortization, consists of the following:

                                                  December 31,    June 30,2004
                                                     2003          (Unaudited)
                                                  ------------    ------------

Equipment                                           $    600       $  6,600
Leasehold improvements                                37,586         37,586
                                                    --------       --------
         Subtotal                                     38,186         44,186
Less accumulated depreciation and amortization            --           (720)
                                                    --------       --------
         Total                                      $ 38,186       $ 43,466
                                                    ========       ========


No depreciation expense was charged to operations for the period as the assets were not placed in service as of December 31, 2003. However, depreciation expense of $720 was charged to operations for the six months ended June 30, 2004.

                         COATES MOTORCYCLE COMPANY, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS

INCOME TAXES

The Company's total deferred tax asset and valuation allowance are as follows at December 31, 2003:

                                                  December 31,    June 30,2004
                                                     2003          (Unaudited)
                                                  ------------    ------------
Total deferred tax asset                           $ 133,647        $ 189,000
Less valuation allowance                            (133,647)        (189,000)
                                                   ---------        ---------
Net deferred tax assets                            $      --        $      --
                                                   ---------        ---------


The difference between income tax benefits in the financial statements and the tax benefit computed at the applicable statutory rates of 34% at December 31, 2003 and June 30, 2004 (unaudited) is as follows:


Tax benefit                                                34%
Valuation allowance                                       (34)
                                                 -------------
Effective tax rate                                         --%
                                                 =============

LOAN PAYABLE

Loan payable consists of $100,000 from an unrelated party bearing interest at 5% due October 24, 2004.

SHARES SUBJECT TO MANDATORY REDEMPTION

George J. Coates, the Company's CEO, contributed $100,000 in exchange for 10,000 shares of the Company's common stock. The Company has agreed to redeem these shares for $100,000 when the funds are available. Subsequent to December 31, 2003 this redeemable feature was removed.

OFFICER LOAN

During the period ended December 31, 2003, an officer of the Company loaned an aggregate of $236,594 to the Company. As of December 31, 2003 the officer forgave his loans to the Company. In accordance with APB 26, Early "Extinguishment of Debt", this transaction was recorded as an increase to additional paid in capital.

                         COATES MOTORCYCLE COMPANY, LTD.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS

LICENSES

The Company  acquired an exclusive  sublicense for North America,  South America and Central America and their territories (collectively, the "Western Hemisphere") from Coates International, Ltd. to make, use and sell motorcycles utilizing the Coates technology. In exchange for this exclusive sublicense, the Company issued 2,550,000 shares of its common stock to Coates International, Ltd. which became by virtue of such issuance the parent corporation of the Company. In addition, the terms of this exclusive sublicense included an anti-dilution right, providing Coates International, Ltd. with the right to continue to own in excess of 50% of the Company at all times during the term of the sublicense.

The Company also entered into a non-exclusive license agreement with the Coates Family Trust, George J. Coates and Gregory G. Coates to use and sell (not make or manufacture) motorcycles employing the Coates CSRV System in all countries of the world except in the Western Hemisphere. In exchange for this non-exclusive license the Company issued to George J. Coates, Gregory G. Coates and the Coates Family Trust an aggregate of 2,500,000 shares of its common stock.

On March 5, 2004 the Sublicense Agreement with the Company's majority shareholder, Coates International, Ltd., was amended: (a) to remove the anti-dilution provision; (b) to expand the license rights granted to the Company, and; (c) in exchange for which, the Company issued to Coates International, Ltd. an additional 1,000,000 common shares. On the same date, the License Agreement with Coates Family Trust, George J. Coates, and Gregory G. Coates was also amended; (a) to convert it from a non-exclusive to an exclusive license, and; (b) in exchange for which, the Company issued an additional 5,924,000 shares to Coates Family Trust, George J. Coates, and Gregory G. Coates.

Pursuant to the terms of Amendment No. 1 to the Sublicense Agreement, the Company is obligated to utilize its best efforts to register under the Securities Act for and on behalf of Coates International, Ltd., 1,000,000 shares of the Company's common stock beneficially owned by Coates International, Ltd. in order to facilitate the distribution of these shares by Coates International, Ltd. to its shareholders as a stock dividend. In the event that these 1,000,000 shares are not registered under the Securities Act, enabling their distribution, for whatever reason, the stock dividend will be automatically revoked and terminated. On June 22, 2004, the Company executed a second amendment to the Sublicense Agreement, increasing the 1,000,000 shares of the Company's common stock to be registered under the Securities Act to 1,500,000 shares.


The sublicense and license agreements shall expire upon the expiration of the last to expire patent ranging from 17 to 20 years hence.

As no readily ascertainable price existed for either the licenses or the common stock of the Company, no value was assigned to the above transactions.

INITIAL PUBLIC OFFERING

On February 17, 2004 the Company engaged an underwriter in connection with a "best efforts" public offering. The underwriting agreement, as amended, provides for the sale of a minimum of $7,687,500 and up to a maximum of $20,500,000 of equity securities of the Company.


The Company securities to be offered are "units", comprised of two common shares and one warrant, priced at $10.25 per unit. The minimum is 750,000 units, or 1,500,000 common shares and 750,000 warrants, and the maximum is 2,000,000 units, or 4,000,000 common shares and 2,000,000 warrants. The warrants are exercisable at $6.00 anytime during the 5 year period following the effective date of the offering. The proceeds of the offering shall be held in escrow until all of the 750,000 minimum units, representing gross proceeds of $7,687,500 , have been sold, at which time there will be an initial closing. If the minimum 750,000 units are not sold within the offering period, all unit sales proceeds will be returned to investors by the escrow agent, without interest.

Costs incurred by the Company related to its public offering have been classified as an asset on the Company's balance sheet under the line item entitled "Deferred Offering Costs". Upon the closing of the offering, these costs will reduce additional paid-in capital or they will be expensed if the offering is terminated without a closing.

The total amount of these costs, consisting of legal fees, was $47,481 as of December 31, 2003 and $82,481 (Unaudited) as of June 30, 2004.

RELATED PARTY RECEIVABLE


Related party receivable represents a five (5%) percent interest bearing loan due on demand from its parent, Coates International, Ltd. The interest expense accrued for the six months ended June 30, 2004 was $1,140 and the outstanding balance at June 30, 2004 was $264,518.


RELATED PARTY TRANSACTION


On February 6, 2004 the Company entered into an operating lease for certain office and manufacturing space with its majority shareholder. The lease is for a total of twenty months commencing February 1, 2004 consisting of a twelve month initial term followed by two four month options exercisable at the Company's discretion. The lease may be terminated at any time without penalty, on 60 days written notice. Annual rent under the lease is $101,325.


FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash, related party receivable, accounts payable, notes payable, lines of credit, and customer deposits.

The carrying amount approximates fair value because of the short term maturity of these instruments.

                                   LIMITATIONS

Fair value estimates are made at a specific point in time, based on relevant information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NEW ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designed after June 30, 2003. Most provisions of this Statement should be applied prospectively. The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.

In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption, The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company's results of operations or financial position.

                750,000 UNITS - MINIMUM 2,000,000 UNITS - MAXIMUM

                         COATES MOTORCYCLE COMPANY, LTD.

             EACH UNIT CONSISTING OF TWO SHARES OF COMMON STOCK AND ONE REDEEMABLE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

                                   PROSPECTUS

        BAIRD, PATRICK & CO., INC.                  US EURO SECURITIES, INC.
                                               MANAGER OF EUROPEAN DISTRIBUTION

                                     , 2004

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE REPRESENTATIVE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

UNTIL_______________ , 2004 ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant's Restated Certificate of Incorporation (Article TENTH) contains provisions limiting the liability of its Directors and requiring the Registrant to indemnify all persons whom it has the power to indemnify, to the maximum extent permitted under the General Corporation Law of the State of Delaware (the "GCL"). In accordance with the GCL, Article TENTH also limits the personal liability of a director to the corporation or its shareholders for monetary damages for breaches of fiduciary duty as a director except for (a) breaches of the director's duty of loyalty, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) effecting of certain unlawful payments related to the corporation's capital stock, and (d) transactions from which the director derived an improper benefit. The provisions of the GCL will not impair the Registrant's ability to seek injunctive relief for breaches of fiduciary duty. Such relief, however, may not always be available as a practical matter.

The GCL also contains provisions giving a corporation broad powers to indemnify officers, directors, employees and agents against liability and for their expenses in defending against threatened liability if the individual acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors and officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets for all expenses in connection with the issuance and distribution of the common shares being registered. All of these amounts set forth below are estimates except for the registration fee:


Registration Fee to the Securities and Exchange Commission           $  4,810.00
Printing Costs                                                         30,000.00
Legal Fees and Disbursements                                          300,000.00
Accounting Fees                                                        10,000.00
Application to Stock Exchange                                          12,500.00
Blue Sky Fees and Expenses                                             20,000.00
Miscellaneous                                                          50,000.00
--------------------------------------------------------------------------------
TOTAL                                                                $427,310.00


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

In May, 2003, we commenced a private offering of our common shares to fund our business plan, offering up to 2,000,000 shares at the offering price of $10 per share, on a best efforts, minimum 500,000 shares/maximum 2,000,000 shares basis. We would have obtained investment funds from this private offering only if we successfully sold the minimum 500,000 shares and received gross proceeds in the minimum amount of $5,000,000. Because our motorcycle engine passed initial tailpipe emission tests applicable in 49 states and because we started receiving orders for our motorcycle, we decided to abandon our private offering and register our shares in this initial public offering. Based upon this decision, we terminated all of our private offering activities and efforts on July 31, 2003, and did not accept any offers to buy our shares. As a result, this prospectus and the information it contains supercedes all of the selling material used in our private offering.

We have sold 10,000 common shares to our Chief Executive Officer, George J. Coates, for $100,000. These securities were placed with Mr. Coates pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D, promulgated thereunder.

2,000 shares of our stock were issued to each of Messrs. McLean and England for services rendered as Members of our Board of Directors, 2,000 shares of our stock were issued to Mr. Fager for services rendered in connection with product design and development prior to serving on our Board of Directors and 2,000 shares of our stock were issued to Mr. Paul Cassagrande for contracting services.

50,000 shares of our stock and 100,000 warrants to purchase common shares at an exercise price of $6.00 per share, were issued to Chapman, Spira & Carson, LLC, pursuant to the Consulting Agreement entered into with the Company at October 29, 2003. The warrants are exercisable anytime during the two year period, commencing on October 29, 2003. The shares and warrants were issued for services rendered pursuant to the exemptions from the registration requirements of the Securities Act provided by Section 4(2) and Regulation D promulgated thereunder.

EXHIBITS.

 *1.1          Underwriting Agreement
 *3.1(i)       Certificate of Incorporation
 *3.1(ii)      Restated Certificate of Incorporation
 *3.2          Bylaws
 *4.1          Form of Certificate for Company's Common Stock
 *4.2          Form of Unit Certificate
 *4.3          Warrant Agreement between the Company and American Stock
                 Transfer & Trust Company
 *4.5          2004 Stock Incentive Plan
 *5.1          Opinion of Joseph J. Tomasek, Esq. as to the Legality of
                  the Units, Shares and Warrants being registered.
*10.1          Sublicense Agreement by and between Coates Motorcycle Company,
                  Ltd. and Coates International, Ltd., dated April 30, 2003.
*10.2          License Agreement by and between Coates Motorcycle Company, Ltd.
                  and George J. Coates, Gregory G. Coates and the Coates
                  Trust, dated April 30, 2003.
*10.3          Copy of Revolving Credit Note, Dated January 16, 2004, by and
                  between Coates Motorcycle Company,
                  Ltd., as Borrower, and George J. Coates, as Lender
*10.4          Amendment No. 1 to Sublicense Agreement between Coates
                   International, Ltd. and Coates  Motorcycle
                   Company, Ltd., dated February 15, 2004.
*10.5          Amendment No. 1 to License Agreement between George J. Coates,
                   Gregory Coates and the Coates Trust and Coates Motorcycle Company, Ltd., dated February 15, 2004.
*10.6          Employment Agreement between Coates Motorcycle Company and
                   Gregory G. Coates, dated March 5, 2004.
*10.7          Consulting Agreement by and between Chapman Spira & Carson
                   LLC, dated October 29, 2003
*10.8          Forgiveness of loans made to Coates Motorcycle Company, Ltd.
                   in the amount of  $236,594  by George Coates on March 4,
                   2004
*10.9          Form of Escrow Agreement with HSBC Bank USA
*10.10         Copy of Promissory Note, dated October 23, 2003, by and
                   between Coates Motorcycle Company, Ltd., as Borrower, and Paul M. Di Lorenzo, MD, as Lender.
*10.11         Amendment No. 2 to Sublicense Agreement between Coates
                  International, Ltd. and Coates Motorcycle Company, Ltd., dated June 22, 2004
 23.1          Consent of Company's Independent Auditors, Rosenberg Rich
                   Baker Berman & Company

* Previously filed.

ITEM 28. UNDERTAKINGS.

A. The Registrant hereby undertakes:

1. to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i. include any prospectus required by section 10(a)(3) of The Securities Act;

ii. reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the commission pursuant to rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement.

iii. include any additional or changed material information on the plan of distribution.

2. for determining  any liability  under the securities act of 1933,  treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

3. file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. The Registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. For determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act of 1933 as part of this registration statement as of the time the Commission declared it effective.

7. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 9 to its registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the Township of Farmingdale, State of New Jersey on September 1, 2004.


                         COATES MOTORCYCLE COMPANY, LTD.

                         /s/ Gregory G. Coates
                         -----------------------------------------
                         Gregory G. Coates, President and Director


KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory G. Coates, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any further amendments to this Amendment No. 9 to Registration Statement on Form SB-2, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE                       TITLE                      DATE
            ---------                       -----                      ----
/s/ George J. Coates
------------------------------
George J. Coates                  Chief Executive Officer,     September 1, 2004
                                  Director

/s/ Gregory G. Coates
------------------------------
Gregory G. Coates                 President, Director          September 1, 2004



/s/ Shirley Naidel
------------------------------
Shirley Naidel                   Principal Accounting Officer  September 2, 2004



              *
------------------------------
Jeffrey L. England                         Director            September 1, 2004


              *
------------------------------
Robert G. McLean                           Director            September 1, 2004


              *
------------------------------
John P. Fager                              Director            September 1, 2004


              *
------------------------------
Richard W. Evans                           Director            September 1, 2004


*BY: /s/ GREGORY G. COATES
     ------------------------
     ATTORNEY-IN-FACT